SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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CLARUS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction: $1,000,000.00

5)	Total fee paid: $92.00

☒	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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3970 Johns Creek Court
Suwanee, Georgia 30024

Dear Stockholder:

I am writing about our recently announced proposed sale of substantially all of the assets of our electronic commerce business to Epicor Software Corporation for cash consideration of $1.0 million. This transaction, which is more fully described in the proxy statement, is designed to permit our Board of Directors to focus their full attention and resources on the redeployment of our assets to increase stockholder value. We are very excited by the opportunities that this transaction represents and that we envision for our future.

You will be asked to vote on the transaction at a Special Stockholders’ Meeting (the “Special Meeting”) of Clarus Corporation, a Delaware corporation (the “Company”), to be held at our executive offices at 3970 Johns Creek Court, Suwanee, Georgia 30024, on Friday, December 6, 2002, at 8:30 a.m., local time, notice of which is enclosed.

The following proposals are to be presented at the Special Meeting:

•
To approve the sale of substantially all of the assets of the Company’s electronic commerce business, which represents substantially all of the Company’s revenue-generating operations and related assets, to Epicor Software Corporation for cash consideration;

•
To adopt and approve our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws to eliminate the classification of our Board of Directors into three different classes;

•	To approve the reimbursement of expenses incurred by Warren B. Kanders on behalf of himself, Burtt R. Ehrlich, and Nicholas Sokolow in connection with their successful solicitation of proxies; and

•	Any other business that properly comes before the Special Meeting.

After careful consideration, our Board of Directors has unanimously approved (with Messrs. Kanders, Ehrlich and Sokolow abstaining with respect to the proposal to approve the reimbursement of proxy solicitation expenses) these proposals and recommends them to you for approval.

The affirmative vote of holders of: (i) a majority of our outstanding common stock entitled to vote will be required to approve the sale of substantially all of our electronic commerce business; (ii) two-thirds (2/3) of our outstanding common stock will be required to adopt and approve our proposal to eliminate the classification of our Board of Directors; and (iii) a majority of our common stock present in person or represented by proxy and entitled to vote will be required to approve the reimbursement of proxy solicitation expenses. Only stockholders of record at the close of business on October 21, 2002, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

Whether you own a few or many shares of common stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the Special Meeting. To make sure your shares are represented, the Board of Directors urges you to complete and mail the enclosed proxy card promptly.

You are urged to carefully review the detailed information in the proxy statement about the proposals to be presented at the Special Meeting. In particular, you should carefully consider the discussion in “Additional Factors to Consider in Evaluating the Asset Sale” on page 20 of the proxy statement.

Your vote is very important. The Board of Directors appreciates your cooperation in considering and acting on the matters presented.

Sincerely,
Stephen P. Jeffery, Chairman of the Board and Chief Executive Officer

Atlanta, Georgia
November 8, 2002

3970 Johns Creek Court
Suwanee, Georgia 30024
(770) 291-3900

NOTICE OF SPECIAL STOCKHOLDERS’ MEETING
TO BE HELD DECEMBER 6, 2002

Notice is hereby given that the Special Stockholders’ Meeting (the “Special Meeting”) of Clarus Corporation (the “Company”) will be held at our executive offices at 3970 Johns Creek Court, Suwanee, Georgia 30024, on Friday, December 6, 2002, at 8:30 a.m., local time, for the following purposes:

1.    Sale of Revenue-Generating Operations and Related Assets.    To consider and vote on the sale of substantially all of the assets of the Company’s electronic commerce business, which represents substantially all of the Company’s revenue-generating operations and related assets, pursuant to an Asset Purchase Agreement dated October 17, 2002, between the Company and Epicor Software Corporation for cash consideration;

2.    Elimination of Classified Board.    To consider and vote on the adoption and approval of our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws to eliminate the classification of the Company’s Board of Directors into three separate classes;

3.    Reimbursement of Expenses.    To approve the reimbursement of expenses incurred by Warren B. Kanders on behalf of himself, Burtt R. Ehrlich and Nicholas Sokolow in connection with their successful solicitation of proxies; and

4.    Other Business.    The transaction of such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

The affirmative vote of holders of (i) a majority of our outstanding common stock entitled to vote will be required to approve the sale of substantially all of our electronic commerce business and (ii) two-thirds (2/3) of our outstanding common stock will be required to adopt and approve our proposal to eliminate the classification of our Board of Directors. The affirmative vote of holders of a majority of our common stock present in person or represented by proxy and entitled to vote will be required to approve the reimbursement of proxy solicitation expenses. Only stockholders of record at the close of business on October 21, 2002, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

Your vote is very important, regardless of the number of shares you own. The failure to vote will have the same effect as a vote against proposals 1 and 2. You are therefore encouraged to vote by proxy so that your shares will be represented and voted at the Special Meeting even if you cannot attend. All stockholders of record can vote by using the proxy card. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Special Meeting.

By Order of the Board of Directors

Stephen P. Jeffery
Chairman of the Board and Chief Executive Officer
Atlanta, Georgia
November 8, 2002

Proxy Statement For Special Stockholders’ Meeting

In this proxy statement, we use the terms “Clarus,” “we,” “us” and “our” to refer to Clarus Corporation, a Delaware corporation, and its subsidiaries. We use the term “Epicor” to refer to Epicor Software Corporation, a Delaware corporation.

Clarus Corporation
3970 Johns Creek Court
Suwanee, Georgia 30024

PROXY STATEMENT FOR
SPECIAL STOCKHOLDERS’ MEETING

SUMMARY TERM SHEET

The following is a brief summary of the material terms of the Asset Sale, which constitutes a sale of substantially all of our electronic commerce revenue-generating operations and related assets as of the proposed closing date of the Asset Sale. This summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the other documents referenced herein for a more complete understanding of the matters being considered at the Special Meeting.

Parties to the Asset Sale:
Clarus Corporation, a Delaware corporation, is traded on the Nasdaq National Market under the symbol “CLRS.” Epicor Software Corporation (“Epicor”), a Delaware corporation, is traded on the Nasdaq National Market under the symbol “EPIC.”

Description of the Asset Sale (page 23):
On October 17, 2002, we entered into an asset purchase agreement for the sale of substantially all of the assets of our electronic commerce business to Epicor for a purchase price of $1.0 million in cash. This includes licensing, support and maintenance activities from our eProcurement, Sourcing, View (for eProcurement), eTour (for eProcurement), ClarusNET, and Settlement software products, our customer lists, certain contracts and certain intellectual property rights related to the purchased assets, maintenance payments that we receive between October 17, 2002, and the closing date of the Asset Sale for maintenance and services to be performed by Epicor after the closing date of the Asset Sale, and certain furniture and equipment.

We are not transferring our cash, marketable securities or other investments or our Cashbook, eMarket, eXpense, View (for eMarket) or eTour (for eMarket) products or related assets. We are also not transferring the name and trademark “Clarus,” although we are granting Epicor a 24-month license to use the trademark “Clarus” in connection with its operation of the purchased assets and the right to acquire the trademark for no additional consideration if we cease using it as our corporate name within two years after the closing of the Asset Sale.

Purchase Price (page 24 ):
Epicor has agreed to purchase substantially all of our electronic commerce business for a purchase price of $1.0 million in cash. Under the terms of the asset purchase agreement, $200,000 of the purchase price will be held by an independent escrow agent for 12 months following the completion of the Asset Sale to secure our indemnification obligations to Epicor. If approved by our stockholders, we expect the closing to occur on or about December 6, 2002.

Liabilities (page 24):
Epicor has agreed to assume certain of our liabilities, such as executory obligations arising under certain contracts, agreements and commitments related to the transferred assets. We will remain responsible for all of our other liabilities including liabilities under certain contracts and for the operation of our business prior to the closing of the Asset Sale, including any violations of environmental laws and for our obligations related to any of our indebtedness, employee benefit plans or taxes that are or were due and payable in connection with the acquired assets on or before the closing date of the Asset Sale.

Indemnification (page 26):	We have agreed, subject to certain limitations, to indemnify and hold Epicor harmless from any loss or expenses arising from:

•	breaches of any representation, warranty, covenant, or agreement contained in the asset purchase agreement or any other agreement we entered into with Epicor;

•	our assets not transferred to, and liabilities not assumed by, Epicor; and

•	the conduct of our business before the closing date of the Asset Sale.

Epicor has agreed to indemnify us against any losses in connection with:

•	breaches of any representation, warranty, covenant, or agreement contained in the asset purchase agreement or any other agreement we entered into with Epicor;

•	our liabilities assumed by Epicor; and

•	the conduct of the business after the closing date of the Asset Sale.

Conditions to Closing (page 27):	The closing of the Asset Sale is subject to certain conditions, including:

•	approval by stockholders holding a majority of the outstanding shares of our common stock;

•	the accuracy of representations, warranties and covenants of us and Epicor;

•	the absence of an injunction prohibiting or restraining the consummation of the Asset Sale;

•	the receipt of all necessary third party consents and approvals;

•
the delivery of a copy of the source code to the software products included in the Asset Sale to Epicor by us, and Epicor must not reasonably object to the completeness of the source code or determine that it cannot be used to compile an executable copy of the software comprising each product being sold; and

•	the absence of certain changes in our business since June 30, 2002.

Reasons for the Asset Sale (page 12):	In approving the Asset Sale, our Board of Directors considered a number of factors, including, without limitation, the following:

•	the terms of the Asset Sale, including the purchase price;

•	the solicitations of potential buyers over a significant period of time;

•	the cost to us and time required to continue to develop and improve our revenue-generating operations and related assets in an increasingly competitive market for our products and services; and

•	Willamette’s opinion as to the fairness, from a financial point of view, of the consideration received in the Asset Sale.

Our Business Following the Asset Sale (page 14):	The Asset Sale is part of a strategy adopted by our Board of Directors to increase stockholder value by:

•
pursuing opportunities to redeploy our assets through an acquisition of, or merger with, an operating business that will serve as a platform company, using our substantial cash, other non-operating assets and our publicly-traded stock to enhance future growth; and

•
further reducing our operating losses with the goal of eliminating them and significantly reducing our cash expenditure rate by targeting our overhead expenses to the amount of our interest income until the completion of an acquisition.

We expect that none of our executive management will remain with us after the closing of the Asset Sale. We expect that after the closing, Stephen P. Jeffery will no longer serve as our Chief Executive Officer and Chairman of our Board of Directors, but will continue to serve as a member of our Board of Directors. Warren B. Kanders, a current member of our Board of Directors, has been appointed as the Executive Chairman of our Board of Directors, effective upon the closing of the Asset Sale.

Recommendation of the Board (page 14):	Our Board of Directors has unanimously approved and recommends approval of the Asset Sale.

Fairness Opinion Relating to the Asset Sale (page 18):
In approving the Asset Sale, the Board of Directors considered Willamette’s opinion as to the fairness, from a financial point of view, of the consideration to be received by us in the Asset Sale. See Appendix B to review the full text of Willamette’s opinion.

Accounting Treatment (page 20):
For accounting purposes, the Asset Sale will be presented as a sale of assets transaction that is expected to result in a gain to us of $274,000 as of June 30, 2002, after consideration of the expected net proceeds from the Asset Sale less the book value of the assets transferred to Epicor.

Material Federal Income Tax Consequences (page 20):
We expect to realize a nominal gain from the Asset Sale for income tax reporting purposes. We expect that any gain that we recognize on the Asset Sale will be offset by our current year net operating losses and net operating loss carryforwards from prior years. Therefore, we expect that the tax consequences of the Asset Sale will not be material to us. The Asset Sale will have no Federal tax consequences to our stockholders.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

Q:	Who is soliciting my proxy?

A:	Our Board of Directors.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place at 3970 Johns Creek Court, Suwanee, Georgia 30024 on Friday, December 6, 2002 at 8:30 a.m., local time, notice of which is enclosed.

Q:	What proposals will be voted on at the Special Meeting?

A:
You will be asked to consider a proposal to approve the sale of substantially all of the assets of our electronic commerce business (the “Asset Sale”), which represents substantially all of our revenue-generating operations and related assets, to Epicor for cash consideration of $1.0 million pursuant to the terms of an asset purchase agreement dated October 17, 2002, between us and Epicor (the “Asset Purchase Agreement”), a proposal to adopt and approve our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws to eliminate the classification of our Board of Directors, and a proposal to approve the reimbursement of $531,343 incurred by Warren B. Kanders on behalf of himself, Burtt R. Ehrlich, and Nicholas Sokolow in connection with their successful solicitation of proxies.

Q:	What will our business be after the Asset Sale?

A:
As a result of the Asset Sale, we will have sold substantially all of our revenue-generating operations and related assets. Although these assets currently generate substantially all of our operating revenue, our revenue from licensing, supporting and maintaining our electronic commerce products has been decreasing since 2000. The Asset Sale is part of a strategy adopted by our Board of Directors to increase stockholder value. Following the Asset Sale, we plan to pursue the following strategies:

•
Pursuing opportunities for redeploying our assets through an acquisition of, or merger with, an operating business that will serve as a platform company, using our substantial cash, other non-operating assets and our publicly-traded stock to enhance future growth; and

•
Further reducing our operating losses with the goal of eliminating them and significantly reducing our cash expenditure rate by targeting our overhead expenses to the amount of our interest income until the completion of our acquisition.

Q:	Will our executive management change as a result of the Asset Sale?

A:
We expect that none of our current executive management will remain with us after the closing of the Asset Sale. We expect that after the closing, Stephen P. Jeffery will no longer serve as our Chief Executive Officer and Chairman of our Board of Directors, but will continue to serve as a member of our Board of Directors. Warren B. Kanders, a current member of our Board of Directors, has been appointed as the Executive Chairman of our Board of Directors, effective upon the closing of the Asset Sale.

Q:	What are our plans if the Asset Sale is not approved by our stockholders?

A:
It is a condition to closing that our stockholders approve the Asset Sale. If our stockholders do not approve the Asset Sale, it will not be consummated and we will pursue other strategies, including the potential sale or liquidation of our electronic commerce business.

Q:	How will we pay for the costs and expenses associated with the Asset Sale?

A:
The assets to be sold to Epicor will not include any of our cash, cash equivalents or short-term investments. We will use either our cash or the proceeds from the Asset Sale to pay our costs and expenses associated with the Asset Sale. As of June 30, 2002, our cash, cash equivalents and short-term investments totaled approximately $107.3 million.

Q:	Will I receive any payment, dividend or distribution as a result of the Asset Sale?

A:
No, you will not receive any payment as a result of the Asset Sale. We will receive $1.0 million in cash from Epicor at the closing of the Asset Sale, $200,000 of which will be held in escrow for 12 months to secure our indemnification obligations under the Asset Purchase Agreement. In addition, we will be required to pay certain expenses in connection with the Asset Sale, including a $100,000 fee plus direct out-of-pocket expenses, to our financial advisor, U.S. Bancorp Piper Jaffray, $50,000 of which has already been paid, a fee of $55,000 plus direct out-of-pocket expenses to Willamette for issuing a fairness opinion, $250,000 in severance compensation to our Chief Executive Officer and Chairman of our Board of Directors and approximately $450,000 to $550,000 in severance compensation to certain employees that do not receive offers of employment from Epicor.

Q:	Can I still sell my shares of common stock?

A:	The Asset Sale will not affect your right to sell or otherwise transfer your shares of our common stock.

Q:	How many votes are required to approve each proposal?

A:
The affirmative vote of holders of: (i) a majority of our outstanding common stock entitled to vote will be required to approve the sale of substantially all of the assets of our electronic commerce business; (ii) two-thirds (2/3) of our outstanding common stock will be required to adopt and approve our proposal to eliminate the classification of our Board of Directors; and (iii) a majority of our common stock present in person or represented by proxy and entitled to vote will be required to approve the reimbursement of proxy solicitation expenses. As discussed more fully below, the failure to vote will, therefore, have the effect of a vote against proposals 1 and 2. Only stockholders of record at the close of business on October 21, 2002, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

Q:	If I sign and return the proxy card without completing it, will that be considered a “yes” or “no” vote?

A:
If a proxy card is executed and returned without instructions as to how it is to be voted, the proxy card will be deemed a vote FOR the approval of the Asset Sale, FOR the adoption and approval of our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws and a vote FOR the reimbursement of the proxy solicitation expenses incurred by Warren B. Kanders on behalf of himself, Burtt R. Ehrlich and Nicholas Sokolow.

Q:	What if I want to change my vote?

A:	To change your vote, send in a written revocation or a later-dated, completed and signed proxy card before the Special Meeting or attend the Special Meeting in person and vote.

Q:	If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me without my instructions?

A:
With respect to the matters to be voted on at the Special Meeting, brokers will be prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers. However, this may result in a broker non-vote. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What affect will abstentions and broker non-votes have on approval of these proposals?

A:
In cases of broker non-votes and abstentions, shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have the effect of a vote against the Asset Sale and the adoption and approval of our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws. Abstentions will have the effect of a vote against, and broker non-votes will have no effect on the reimbursement of proxy solicitation expenses. This is why it is very important to us that you complete and return your proxy card.

Q:	When do you expect the Asset Sale to be consummated?

A:	We expect the Asset Sale to be consummated immediately following approval by our stockholders.

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	Under the Delaware General Corporation Law, you do not have appraisal or dissenters’ rights in connection with the Asset Sale or any other proposal to be brought before the Special Meeting.

Q:	What should I do now?

A:
Please complete and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares of common stock may be represented at the Special Meeting. In addition, you may attend and vote at the Special Meeting in person, whether or not you have completed, signed and mailed your proxy card.

Q:	Who should I call with questions?

A:
If you have any questions about the Asset Sale or any other proposal to be brought before the Special Meeting, please call James J. McDevitt, our Chief Financial Officer and Corporate Secretary, at (770) 291-3900. If you have questions about this solicitation, please call MacKenzie Partners, Inc. toll free at (800) 322-2885, or collect at (212) 929-5500, or email MacKenzie Partners at proxy@mackenziepartners.com.

VOTING INFORMATION

General

This proxy statement, the accompanying Notice of Special Stockholders’ Meeting (the “Special Meeting”) and proxy card are being furnished to you in connection with the solicitation by and on behalf of the Board of Directors of Clarus Corporation, a Delaware corporation (“we” or “us”), of proxies for use at our Special Meeting, at which you will be asked to vote upon proposals to:

•
Approve the sale of substantially all of the assets of our electronic commerce business, which represents substantially all of our revenue-generating operations and related assets (the “Asset Sale”), to Epicor Software Corporation (“Epicor”);

•
Adopt and approve our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws to eliminate the classification of our Board of Directors into three different classes; and

•	Approve the reimbursement of expenses incurred by Warren B. Kanders on behalf of himself, Burtt R. Ehrlich, and Nicholas Sokolow in connection with their successful solicitation of proxies.

The Special Meeting will be held at 8:30 a.m., local time, on Friday, December 6, 2002, at our executive offices at 3970 Johns Creek Court, Suwanee, Georgia 30024. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about November 8, 2002.

Our Board of Directors has established the close of business on October 21, 2002 (the “Record Date”), as the record date for determining our stockholders entitled to notice of and to vote at the Special Meeting. Most of our stockholders hold their shares through a stock broker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Special Meeting. We have enclosed a proxy card for you to use. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of such shares, and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Special Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Only shares held directly in your name as the stockholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification.

How to Revoke Your Proxy

Any stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to us a signed proxy bearing a later date, provided that we actually receive such notice or proxy before the vote of the stockholders at the Special Meeting. Any notice of revocation should be sent to Clarus Corporation, 3970 Johns Creek Court, Suwanee, Georgia 30024, Attention: James J. McDevitt, Corporate Secretary or to MacKenzie Partners, 105 Madison Avenue, New York, New York 10016, Facsimile: (212) 929-0308. If you are a stockholder of record, you may also revoke your proxy by attending the Special Meeting and voting in person in accordance with the rules for voting at the Special Meeting. However, if you instructed a broker to vote your shares, you must follow your broker’s directions for changing your instructions. The shares of our common stock represented by properly executed proxies received at or before the vote of the stockholders at the Special Meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted “FOR” each of the proposals. As of the date of this proxy statement, we are not aware of any other matters to be presented at the Special Meeting.

How Votes Are Counted

The affirmative vote of holders of: (i) a majority of our outstanding common stock entitled to vote will be required to approve the sale of substantially all of our electronic commerce business; (ii) two-thirds ( 2/3) of our outstanding common stock will be required to adopt and approve our proposal to eliminate the classification of our Board of Directors; and (iii) a majority of our common stock present in person or represented by proxy and entitled to vote will be required to approve the reimbursement of proxy solicitation expenses.

With respect to the matters to be voted on at the Special Meeting, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (“broker non-votes”). In cases where beneficial owners do not return proxies to brokers, and in cases where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have the effect of a vote against the Asset Sale and the adoption and approval of our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws. Absentions will have the effect of a vote against, and broker non-votes will have no effect on, the reimbursement of proxy solicitation expenses. The failure of stockholders of record to vote will have the same effect as a vote against the Asset Sale and the adoption and approval of our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws, but will have no effect on the approval of the reimbursement of proxy solicitation expenses. This is why it is very important to us that you complete and return your proxy card.

As of the Record Date, there were 15,655,474 shares of our common stock outstanding and 165 holders of record of shares of our common stock entitled to vote at the Special Meeting, with each share entitled to one vote.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN “ are treated as being present at the Special Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting with respect to such matter.

How You Can Vote

You may vote your shares by marking the appropriate boxes on the enclosed proxy card. You must sign and return the proxy card promptly in the enclosed self-addressed envelope or to MacKenzie Partners, 105 Madison Avenue, New York, New York 10026, Facsimile: (212) 929-0308. Your vote is important. Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the Special Meeting in person.

Solicitation of Proxies and Board Recommendation

We will pay the costs of soliciting proxies. Following the mailing of proxy solicitation materials, proxies may be solicited by our directors, officers and employees personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation.

In addition, we have retained MacKenzie Partners to solicit proxies on our behalf in connection with the Special Meeting. We have agreed to reimburse MacKenzie Partners for its reasonable expenses and to pay to MacKenzie Partners a $7,500 fee.

The Board of Directors unanimously recommends to the stockholders that they vote “FOR” approval of the proposed Asset Sale pursuant to which we will sell substantially all of the assets of our electronic commerce business to Epicor for a purchase price of $1.0 million and “FOR” the adoption and approval of our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws to eliminate the classification of our Board of Directors. Additionally, the Board of Directors, with Messrs. Kanders, Ehrlich and Sokolow abstaining, recommends that stockholders vote “FOR” the approval of reimbursement of $531,343 incurred by Warren B. Kanders on behalf of himself, Burtt R. Ehrlich, and Nicholas Sokolow in connection with their successful solicitation of proxies. The Board of Directors has determined that each of the proposals is in our stockholders’ best interests.

There are several conditions to the closing of the Asset Sale, including, among other things, the approval of our stockholders. The conditions of the Asset Sale may not be satisfied or waived and the Asset Sale may not be consummated. See “Proposal 1—Sale of Substantially All of Our Electronic Commerce Business—Summary of the Asset Purchase Agreement and Related Agreements.”

The Asset Sale has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission passed upon the fairness or merits of the Asset Sale nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements with respect to our plans and objectives following the Asset Sale and other matters regarding our business and prospects. Those statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which such statements are based. Without limiting the foregoing, words such as “anticipates,” “believe,” “expects,” “intends,” “plans,” and similar expressions are intended to identify forward looking statements. Such forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements as a result of certain risks contained in “Additional Factors to Consider in Evaluating the Asset Sale” herein, including that the transaction as currently contemplated may not be completed, that our stock price may be adversely affected due to the expected decline in our operating revenue following completion of the transaction, that our divestiture strategy with respect to our remaining operations may not progress as currently expected, and that our effort to redeploy our assets to enhance stockholder value may not succeed.

PROPOSAL 1

SALE OF SUBSTANTIALLY ALL OF OUR ELECTRONIC COMMERCE BUSINESS

Under this proposal, our stockholders are being asked to authorize the sale of substantially all of the assets of our electronic commerce business, which represents substantially all of our revenue-generating operations and related assets as of the closing date of the Asset Sale. On October 17, 2002, we entered into an asset purchase agreement with Epicor to sell certain of our electronic commerce products and business. We recommend that you carefully read the complete Asset Purchase Agreement which sets forth the terms and conditions of the Asset Sale and other information that may be important to you. The Asset Purchase Agreement is included in this proxy statement as Appendix A.

OUR BUSINESS

We develop, market, and support Internet-based business-to-business electronic commerce products that automate the procurement, sourcing, and settlement of goods and services. Our software helps organizations reduce the costs associated with the purchase, payment and settlement of goods and services, and helps to maximize procurement economies of scale. Our digital marketplace product is designed to provide a framework that allows companies to create trading communities and additional revenue opportunities. Our products are designed to benefit suppliers by reducing sales costs and providing the opportunity to increase revenues. The Asset Sale will include the sale of the following products to Epicor:

•
eProcurement.    Our corporate electronic procurement product, eProcurement, is designed to provide Internet-based procurement of goods and services, and includes capabilities such as requisitioning, workflow, order management and analytics. Our eTour (for eProcurement) product provides a multi-media, multi-sensory training tool to provide training to users and administrators when they need it. Our View (for eProcurement) analytics application provides prepackaged key performance indicators that enhance analysis of procurement activity.

•	Sourcing. Our sourcing product provides commerce capabilities such as auctions, weight-based request for quotations, and collaboration.

•
Settlement.    Settlement is designed to deliver a number of Internet-based settlement capabilities including net “market-maker” fee processing, buyer settlement, seller settlement and reconciliation. Our settlement product may be deployed either independently or as a component of our electronic commerce product.

The assets we will sell to Epicor in the Asset Sale accounted for approximately 28% and 58% of our total license fee revenue for the six months ended June 30, 2002, and for the year ended December 31, 2001, respectively. After June 30, 2002, several customers of the business that we are retaining terminated or are in the process of terminating their relationships with us. As a result, the assets to be sold to Epicor in the Asset Sale will represent substantially all of our revenue-generating assets as of the closing of the Asset Sale.

We are not selling the following products to Epicor in connection with the Asset Sale:

•	Cashbook. Our Cashbook product provides process improvements such as bill-to-pay in accounts payable and order-to-cash in accounts receivable.

•
eMarket.    Our digital marketplace framework, eMarket, allows multiple buyer and supplier organizations to interact in a personalized trading environment. eMarket is designed for both private and public exchanges. Our eTour (for eMarket) product provides a multi-media, multi-sensory training tool to provide training to users and administrators when they need it. Our View (for eMarket) analytics application provides prepackaged key performance indicators that enhance analysis of procurement activity.

•	eXpense. Our eXpense application automates employee expense reimbursement. It is designed to reduce travel and expense costs, accelerate the reimbursement cycle and improve employee satisfaction.

Our client services organization provides our customers and strategic partners with implementation services, training and technical support. We typically offer our implementation services to customers on a time and materials basis. We also offer several packaged service offerings designed to provide lower-risk, cost-efficient implementations for customers.

As of November 1, 2002, we had a total of 41 employees, 37 of which were located in the United States and four of which were located in Limerick, Ireland. We closed our office in Canada in October 2001 and our office in London, England in August 2002. We were incorporated in Delaware in 1991 under the name SQL Financials, Inc. In August 1998, we changed our name to Clarus Corporation.

Our principal corporate offices are located at 3970 Johns Creek Court, Suwanee, Georgia 30024 and our telephone number is (770) 291-3900.

EPICOR’S BUSINESS

Epicor designs, develops, markets and supports enterprise and eBusiness software products for use by mid-sized companies as well as divisions and subsidiaries of larger corporations worldwide. Epicor’s business products are focused on the midmarket, which generally includes companies between $10 million and $500 million in annual revenues. Epicor’s products are designed to help companies focus on their customers, suppliers, partners and employees, through enterprise-wide management of resources and information.

Epicor’s principal executive office is located at 195 Technology Drive, Irvine, California 92618 and its telephone number is (949) 585-4000.

DESCRIPTION OF THE TRANSACTION

On October 17, 2002, we entered into an asset purchase agreement for the sale of substantially all of the assets of our electronic commerce business to Epicor for a purchase price of $1.0 million in cash. This includes licensing, support and maintenance activities from our eProcurement, Sourcing, View (for eProcurement), eTour (for eProcurement), ClarusNET, and Settlement software products, our customer lists, certain contracts and certain intellectual property rights related to the purchased assets, maintenance payments that we receive between October 17, 2002, and the closing date of the Asset Sale for maintenance and services to be performed by Epicor after the closing date of the Asset Sale, and certain furniture and equipment. We are not transferring our cash, marketable securities or other investments or our Cashbook, eMarket, eXpense, View (for eMarket) or eTour (for eMarket) products or related assets. We are also not transferring the name and trademark “Clarus,” although we are granting Epicor a 24-month license to use the trademark “Clarus” in connection with its operation of the purchased assets and the right to acquire the trademark for no additional consideration if we cease using it as our corporate name within two years after the closing of the Asset Sale. Epicor has agreed to assume certain of our liabilities, such as executory obligations arising under certain contracts, agreements and commitments related to the transferred assets. We will remain responsible for all of our other liabilities, including liabilities under certain contracts, and for the operation of our business prior to the closing of the Asset Sale, including any violations of environmental laws and for our obligations related to any of our indebtedness, employee benefit plans or taxes that are or were due and payable in connection with the acquired assets on or before the closing date of the Asset Sale.

BACKGROUND OF THE ASSET SALE

In October 2001, our Board of Directors began working closely with a technology-oriented consulting firm to evaluate our strategic direction and our products to assist us in developing our business plan and to enhance our strategic focus. In addition, we initiated an aggressive effort to reduce operating expenses to preserve our strong cash position and to improve our operational and financial flexibility. Beginning in April 2002, we substantially reduced our head count and closed certain offices. In October 2001, we closed our Toronto, Canada office and in August 2002, we closed our London, England office.

We continued to explore strategic alternatives from October 2001 through April 2002. In May 2002, we retained U.S. Bancorp Piper Jaffray, a financial advisor, to assist our Board in exploring strategic alternatives, including the evaluation of possible strategic partners and acquisition prospects. Our Board instructed management to continue to seek out and evaluate opportunities. Throughout this process, our management and U.S. Bancorp Piper Jaffray informed our Board of Directors of the status of such opportunities. In May 2002,

U.S. Bancorp Piper Jaffray informed us that it had identified over 40 possible companies for possible strategic transactions or for an acquisition of our electronic commerce business.

Through our own efforts and those of U.S. Bancorp Piper Jaffray, in June 2002, we began to identify possible buyers of our electronic commerce business. In July 2002, we and U.S. Bancorp Piper Jaffray identified Epicor and an unaffiliated third party, referred to as “Third Party,” as the most likely candidates to purchase our electronic commerce business. On July 15, 2002, we entered into a non-binding letter with Third Party outlining the proposed terms of a sale of our electronic commerce business to Third Party.

After August 2, 2002, members of our management team met with representatives of Epicor to discuss our products and services, to assist Epicor in a due diligence investigation and to discuss the terms of a sale of our electronic commerce business. Epicor substantially completed its due diligence investigation at the end of September.

The Board believed that Epicor offered us better financial terms than Third Party for the purchase of our electronic commerce business and, on August 12, 2002, we signed a letter of intent with Epicor for the sale of our electronic commerce business except our Cashbook product for a purchase price of $1.75 million. We also agreed to a “no shop” provision prohibiting us from having discussions with other potential purchasers of our assets for a period of 20 days, the term of which was later extended.

On August 16, 2002, we received a revised letter of intent from Third Party with revised terms for the purchase of our electronic commerce business. However, because the financial terms offered by Third Party were not as attractive as those offered by Epicor, we did not enter into Third Party’s revised letter of intent. In August, we retained Willamette to issue an opinion that the consideration to be received in the Asset Sale was fair from a financial point of view.

On September 16, 2002, we received an amendment to Epicor’s letter of intent pursuant to which Epicor agreed to purchase all of our assets relating to our electronic commerce business, except for our Cashbook, eMarket and eXpense products, for a purchase price of $1.5 million. The amendment to the letter of intent also extended the effectiveness of the “no shop” provision until September 30, 2002, which was later extended to October 11, 2002.

Between October 14, 2002, and October 17, 2002, our management team and legal counsel met with Epicor’s management team and legal counsel to finalize the terms of the Asset Sale. During the course of the negotiations, we were unable to agree to certain conditions to closing requested by Epicor, which resulted in the reduction of the purchase price for the assets sold in the Asset Sale from $1.5 million to $1.0 million.

Our Board of Directors met 16 times from May through October 2002 to discuss opportunities for strategic transactions, the progress of negotiations with Epicor and Third Party, and to evaluate the terms of each proposal. During such meetings, our legal counsel and Willamette also consulted with the Board on the proposed terms of the Asset Sale and the status of negotiations. On October 17, 2002, after receiving Willamette’s fairness opinion and determining that the terms proposed by Epicor were in our stockholders’ best interests, the Board of Directors approved the Asset Sale on the terms contained in the Asset Purchase Agreement, and authorized Mr. Jeffery to execute the Asset Purchase Agreement.

REASONS FOR THE ASSET SALE AND RECOMMENDATION OF THE BOARD

Reasons for the Asset Sale

Our Board of Directors unanimously determined that the Asset Sale is in the best interests of our stockholders and unanimously recommends that our stockholders approve the Asset Sale pursuant to the terms of the Asset Purchase Agreement. The Board of Directors considered the following positive factors in reaching this conclusion:

•	Reduction of our exposure to continuing losses resulting from the significant decline of our existing electronic commerce business;

•
Increased opportunities for redeployment of our existing capital resources for the acquisition of a new business or businesses with cash flow, experienced management teams and operations in growth markets;

•	Failure to find a more attractive alternative to the Asset Sale;

•	Difficulties in our attempt to increase our share of the electronic commerce market through the acquisition of other companies or product categories;

•	Domination of larger, more established competitors in the electronic commerce market;

•	Expectation of stagnant or lower revenues on a worldwide basis for the entire software industry in the near term;

•	Requirement of substantial investments to keep our electronic commerce products current and competitive in light of changing technologies and standards in the software industry; and

•	Willamette’s opinion regarding the fairness, from the financial point of view, of the consideration to be received by us in the Asset Sale.

The Board of Directors also considered the following potentially negative factors concerning the Asset Sale:

•	Reduction in the size of our total operations and elimination of substantially all of our operating revenues;

•
Responsibility for certain products, expenses and obligations relating to the electronic commerce segment and certain contracts not purchased and liabilities not assumed by Epicor will remain with us following the Asset Sale, including pre-closing liabilities relating to our ownership of our electronic commerce products being sold to Epicor;

•
Failure to consummate the Asset Sale will cause us to be in a weaker negotiating position with respect to any other transaction involving our assets because we received only two offers for our electronic commerce products;

•	Continuing liability under the indemnification provisions of the Asset Purchase Agreement;

•
Risk that, following the Asset Sale, we will have greater liabilities than are currently expected in connection with the contracts and liabilities that we retained, or under the indemnification provisions of the Asset Purchase Agreement;

•	Risk that the Asset Sale might not be consummated;

•
Consummation of the Asset Sale is conditioned upon a number of factors including, but not limited to: approval by our stockholders, the accuracy of the representations and warranties of the parties and compliance by the parties with their obligations under the Asset Purchase Agreement, absence of a material adverse change related to our electronic commerce products, our delivery of a copy of the source code to our software products included in the Asset Sale to Epicor and Epicor must not reasonably object to the completeness of the source code or determine that it cannot be used to compile an executable copy of the software comprising each product being sold, and the absence of an injunction prohibiting or restraining the consummation of the Asset Sale;

•	Potential inability to execute our new business strategy following the Asset Sale; and

•	Risks discussed in “Additional Factors to Consider in Evaluating the Asset Sale,” on page 20.

The Board of Directors believed that overall, these negative factors were outweighed by the potential benefits of the Asset Sale.

The foregoing discussion of information and factors considered by the Board of Directors is not intended to be all-inclusive. The Board of Directors did not find it practicable to quantify or otherwise assign relative weight to any of the foregoing factors. However, after taking into account all of the factors set forth above, the Board of Directors unanimously determined that the Asset Sale was in the best interests of our stockholders.

Recommendation Of Our Board

For the reasons discussed above, our Board of Directors has unanimously approved the Asset Sale and has determined that the Asset Sale is in the best interests of our stockholders. Accordingly, our Board of Directors unanimously recommends that our stockholders vote FOR the approval of the Asset Sale.

OUR BUSINESS FOLLOWING THE ASSET SALE

The Asset Sale is part of a strategy adopted by our Board of Directors to increase stockholder value. Following the Asset Sale, we plan to pursue the following strategies:

•
Pursuing opportunities for redeploying our assets through an acquisition of, or merger with, an operating business that will serve as a platform company using our substantial cash, other non-operating assets (including, to the extent available, our net operating loss carry-forward) and our publicly-traded stock to enhance future growth. We have retained Morgan Joseph & Co. Inc., a New York based investment banking firm serving middle market companies, to assist us in implementing this strategy by identifying suitable merger partners or acquisition opportunities; and

•
Further reducing our operating losses with the goal of eliminating them and significantly reducing our cash expenditure rate by attempting to target our overhead expenses to the amount of our interest income until the completion of an acquisition.

The Asset Sale represents an important step in our effort to implement the strategy adopted by our Board of Directors to increase stockholder value. We believe that the Asset Sale will further reduce spending, reduce our work force, eliminate or reduce certain significant known liabilities and free our Board of Directors to focus exclusively on pursuing opportunities for redeploying our assets. It will also provide us with greater flexibility to structure an acquisition transaction with a broad range of target platform companies, as our only remaining operating assets following the Asset Sale, in addition to our significant cash equivalents and marketable securities of $107.3 million as of June 30, 2002, will be our Cashbook, eMarket, eXpense, View (for eMarket) and eTour (for eMarket) products. We currently intend to seek a purchaser of or cease our operations with respect to such products following the Asset Sale, other than with respect to certain contracts that we retained.

Although we are not targeting specific business industries for potential acquisitions, we plan to seek businesses with substantial cash flow, experienced management teams, and operations in markets offering substantial growth opportunities. In addition, we believe that our common stock, which is publicly traded on the Nasdaq National Market and has a strong institutional stockholder base, offers us flexibility as acquisition currency and will enhance our attractiveness to potential merger or acquisition candidates. This strategy is, however, subject to certain risks. See “Additional Factors To Consider In Evaluating the Asset Sale” on page 20.

We expect that none of our current executive management will remain with us after the closing of the Asset Sale. We expect that after the closing, Stephen P. Jeffery will no longer serve as our Chief Executive Officer and Chairman of our Board of Directors, but will continue to serve as a member of our Board of Directors. Our Board of Directors has elected Warren B. Kanders, a current member of our Board of Directors, as the Executive Chairman of our Board of Directors, effective upon the closing of the Asset Sale. See “Interests of Certain Persons in the Asset Sale” on page 17.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma statement of operations data has been prepared assuming the Asset Sale was completed as of January 1, 2001, for the year ended December 31, 2001, and as of January 1, 2002, for the six-month period ended on June 30, 2002. The unaudited pro forma balance sheet has been prepared assuming the Asset Sale was completed as of June 30, 2002. The unaudited pro forma financial data and the notes thereto should be read in conjunction with our historical financial statements. The unaudited pro forma financial data is based upon certain assumptions and estimates of management that are subject to change. The unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the Asset Sale had actually occurred on the indicated date.

	Six months ended June 30, 2002				Year ended December 31, 2001
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
License fees	$2,486	$(685	)(1)	$1,801	$7,807	$(4,500	)(1)	$3,307
Services fees	3,999	(1,974	)(1)	2,025	9,198	(4,543	)(1)	4,655
Total revenues	6,485	(2,659	)(1)	3,826	17,005	(9,043	)(1)	7,962
Cost of revenues:
License fees	17	(5	)(2)	12	211	(122	)(2)	89
Services fees	3,819	(2,094	)(3)	1,725	12,253	(6,818	)(3)	5,435
Total cost of revenues	3,836	(2,099)		1,737	12,464	(6,940)		5,524
Gross Revenue	2,649	(560)		2,089	4,541	(2,103)		2,438
Operating expenses:
Research and development	5,182	(2,692	)(4)	2,490	16,220	(9,853	)(4)	6,367
Sales and marketing	6,228	(4,848	)(5)	1,380	27,294	(20,191	)(5)	7,103
General and administrative	5,102	—	(6)	5,102	14,918	—	(6)	14,918
Intangible impairment loss	10,360	(10,360	)(7)	—	36,756	(36,756	)(7)	—
Gain (loss) from sale of assets	785	—		785	(20)	—		(20)
Operating expenses, before non-cash items	27,657	(17,900)		9,757	95,168	(66,800)		28,368
Depreciation	2,433	(349	)(8)	2,084	3,750	(589	)(8)	3,161
Amortization	455	(455	)(9)	—	8,462	(8,462	)(9)	—
Operating expenses, before compensation expense	30,545	(18,704)		11,841	107,380	(75,851)		31,529
Noncash sales and marketing	450	(450	)(10)	—	6,740	(391	)(10)	6,349
Noncash development costs	—	—		—	—	—		—
Noncash general and administrative compensation expense	—	—		—	252	—		252
Total operating expenses	30,995	(19,154)		11,841	114,372	(76,242)		38,130
Operating income	(28,346)	18,594		(9,752)	(109,831)	74,139		(35,692)
Interest expense	112	—		112	228	—		228
Interest income	1,418	—		1,418	6,570	—		6,570
Gain on sale of investments	15	—		15	(16,472)	—		(16,472)
Foreign currency gain (loss)	(3)	—		(3)	107	—		107
Income from continuing operations before tax provision	(27,028)	18,594		(8,434)	(119,854)	—		(45,715)
Income tax provision	—	—		—	—	—		—
Net loss from continuing operations	(27,028)	18,594		(8,434)	(119,854)	74,139		(45,715)
Discontinued Operations:
Loss from operations, net of income tax provision	—	(18,594)		(18,594)	—	(74,139)		(74,139)
Loss on disposal, net of income tax provision	—			—	—			—
Loss from discontinued operations	—	(18,594)		(18,594)	—	(74,139)		(74,139)
Net loss	(27,028)	—		(27,028)	(119,854)	—		(119,854)
Net loss per share, basic and diluted:
Loss from continuing operations	(1.73)	1.19		(0.54)	(7.72)	4.77		(2.95)
Loss from discontinued operations	—	(1.19)		(1.19)	—	(4.77)		(4.77)
Net loss	(1.73)	—		(1.73)	(7.72)	—		(7.72)
Weighted average shares	15,580	15,580		15,580	15,530	15,530		15,530

	June 30, 2002
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$38,676	$895	(1)	$39,571
Marketable securities	68,629	—		68,629
Working capital (deficit)	99,901	1,122	(2)	101,023
Total assets	114,675	(178)		114,497
Long-term debt, net of current portion	5,000	—		5,000
Total stockholders’ equity (deficit)	99,314	274	(3)	99,588

Notes—Statement of Operations:

The Asset Sale involves the sale of certain assets associated with our electronic commerce business to Epicor. The assets to be sold include the following products and related assets: eProcurement, Sourcing, View (for eProcurement), eTour (for eProcurement), ClarusNet and Settlement products, our customer lists, certain contracts and certain intellectual property rights that are primarily related to the transferred assets, maintenance payments that we receive between October 17, 2002, and the closing date of the Asset Sale for maintenance and services to be performed by Epicor after the closing date of the Asset Sale, and certain furniture and equipment.

We are not transferring our cash (except for the payments mentioned above), marketable securities or other investments or our Cashbook, eMarket, eXpense, View (for eMarket), eTour (for eMarket) products or related assets.

After the Asset Sale and our disposition or liquidation of our remaining products and related contracts and assets, we will effectively be a shell company with cash, marketable securities and limited tangible assets until the implementation of our strategy to redeploy our assets. We will incur costs and expenses primarily associated with the sale or disposition of our remaining assets, legal and regulatory compliance and our efforts to complete an acquisition transaction or other strategic alliance with a potential business partner or otherwise redeploy our assets.

(1)	Reflects the revenues directly associated with the products and certain contracts included in the Asset Sale.

(2)	Represents the cost of royalties associated with products licensed to customers included in the Asset Sale.

(3)
Cost of services revenue associated with the assets sold. With the exception of our Cashbook product, services costs are not capable of being calculated on a product-by-product basis. All other cost of services revenue has been allocated based upon revenue.

(4)	Reflects the development costs associated with the assets sold allocated based upon the research and development headcount by product.

(5)	Represents the sales and marketing expenses associated with the assets sold based on an allocation utilizing license fee revenue as the basis.

(6)	General and administrative expenses are not included in the assets sold. The majority of our general and administrative costs are related to administration costs and our facilities.

(7)	Reflects the intangible impairment loss related to the assets sold.

(8)	Depreciation related to the specific fixed assets included in the Asset Sale.

(9)	Amortization of the intangible assets included in the Asset Sale.

(10)	Noncash sales and marketing expense related to sales and marketing agreements included in the Asset Sale.

Notes—Balance Sheet:

(1)
Includes the $1.0 million closing cash payment to be paid at the closing of the Asset Sale less certain expenses related to the sale including $100,000 to be paid to our financial advisor, U.S. Bancorp Piper Jaffray ($50,000 of which has already been paid) and $55,000 to Willamette for issuing a fairness opinion.

(2)
Includes the $1.0 million closing cash payment to be paid at the closing of the Asset Sale less certain expenses related to the sale including $100,000 to be paid to our financial advisor, U.S. Bancorp Piper Jaffray ($50,000 of which has already been paid) and $55,000 to Willamette for issuing a fairness opinion; prepaid expenses for future support related to licensed products used in research and development that are included in the Asset Sale; and deferred revenue associated with the products and certain contracts included in the Asset Sale.

(3) Gain	on the Asset Sale assuming the transaction occurred on June 30, 2002.

REGULATORY APPROVALS

The transaction is not subject to any federal or state regulatory requirements or approvals.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE

After the closing of the Asset Sale, Mr. Jeffery will no longer serve as our Chief Executive Officer and Chairman of our Board of Directors. Warren B. Kanders, a current member of our Board of Directors, has been appointed as the Executive Chairman of our Board of Directors, effective upon the closing of the Asset Sale. Under Mr. Jeffery’s employment agreement with us, he will be entitled to receive a severance payment equal to one year’s salary of $250,000, payable over one year. We intend to enter into a three-year Consulting Agreement with Mr. Jeffery to be effective upon the closing of the Asset Sale to provide us with ongoing consulting services so that we may continue to benefit from his knowledge and experience. We will pay Mr. Jeffery an aggregate consideration of $250,000, payable over the three-year term of the Consulting Agreement. This amount is in addition to the severance payment described above. Mr. Jeffery’s presently-exercisable options to purchase shares of our common stock will remain exercisable during the term of his Consulting Agreement and his unvested options to purchase shares of our common stock will continue to vest over the term of the Consulting Agreement.

Mr. Jeffery will be prohibited from competing with us for one year from the date he ceases to serve as our Chief Executive Officer and Chairman of our Board of Directors, and in the event that we acquire a new business during the term of his Consulting Agreement, Mr. Jeffery has agreed to enter into a new noncompetition agreement that prohibits him from competing with the newly-acquired business. The Consulting Agreement will provide that Mr. Jeffery will be prohibited from transferring any shares of our common stock until after December 31, 2003, and from transferring any shares of our common stock that are issuable on the exercise of his options until after December 31, 2004. The Consulting Agreement will also provide that Mr. Jeffery will be required to own, or hold options to purchase, a total of at least 200,000 shares of our common stock during the term of his Consulting Agreement. In the event that we complete a transaction that constitutes a “change of control,” the Consulting Agreement will provide that we pay Mr. Jeffery all cash compensation payable during the term of the Consulting Agreement, and all of his unvested options would immediately vest.

Upon the closing of the Asset Sale, a new option compensation package for the members of our Board of Directors will become effective. This package provides for the payment to the Chairman and each Committee Chairman of $2,000 for each meeting attended in person and $1,000 for each meeting attended telephonically, and the payment to each other director of $1,000 for each meeting attended in person and $500 for each meeting telephonically. The package also includes a grant of options to purchase 60,000 shares of our common stock at fair market value on the date of grant, vesting over a three-year period subject to their continued service on our Board of Directors, to each of our current directors and future directors upon appointment.

USE OF PROCEEDS

Under the terms of the Asset Purchase Agreement, $200,000 of the proceeds from the Asset Sale will be held in escrow by an independent escrow agent for 12 months following the completion of the Asset Sale to secure our indemnification obligations under the Asset Purchase Agreement. We also must pay the outstanding balance of $50,000 of the fee of $100,000 plus direct, out-of-pocket expenses payable to U.S. Bancorp Piper Jaffray for serving as our financial adviser for the Asset Sale and a fee of $55,000 plus direct, out-of-pocket expenses to Willamette for issuing a fairness opinion for the Asset Sale. We intend to use the remaining net proceeds from the Asset Sale to pay other costs and expenses associated with the Asset Sale.

OPINION REGARDING FAIRNESS TO STOCKHOLDERS

Our Board retained Willamette to render an opinion to the Board concerning the fairness, from a financial point of view, of the consideration to be received by us in the Asset Sale.

Willamette delivered to the Board on October 17, 2002, its opinion to the effect that, as of the date of the opinion, based on and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration proposed to be paid to us in the Asset Sale was fair, from a financial point of view, to our stockholders. A copy of Willamette’s opinion is attached as Appendix B to this proxy statement. You should read the attached opinion in its entirety.

Willamette’s opinions were rendered to our Board and do not constitute a recommendation to our stockholders as to how you should vote with respect to the Asset Sale. The opinions do not address our underlying business decision to proceed with or effect the Asset Sale or any other alternative transaction.

In connection with its opinion, Willamette, among other things:

•	reviewed the Asset Purchase Agreement;

•	reviewed our Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 through 2001, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, and June 30, 2002;

•	reviewed certain operating and financial information relating to our business and prospects, including our budget for the year ending December 31, 2002;

•	met with our senior management to discuss our operations, historical financial statements and future prospects;

•	visited our facilities in Suwanee, Georgia;

•	reviewed the historical market prices and trading volume of our common stock;

•	reviewed publicly available financial data and stock market performance data of public companies with primary lines of business that were deemed generally comparable to our primary lines of business;

•	reviewed the terms of recent acquisitions of companies and primary lines of business that were deemed generally comparable to our primary lines of business; and

•	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate for the purposes of its opinion.

In delivering its opinion to our Board on October 17, 2002, Willamette prepared and delivered certain written materials containing various analyses material to the opinion. The following is a summary of these analyses.

Proposed Consideration

For purposes of its analyses, Willamette performed certain financial calculations of our operating assets in order to determine the fairness, from a financial point of view, of the $1.0 million consideration to be paid to us.

Willamette performed its calculations under the assumption that the operating assets were going concern business assets, and that no other material assets or liabilities were part of, or connected to, the transaction.

Financial Calculations Employed

Willamette performed three valuation methods on our operating assets in order to determine the fairness of the $1.0 million consideration relative to the assets’ value. The valuation methods used were: the guideline company method; the transaction method; and the discounted cash flow method. Each of these methods results in a value, which was considered by Willamette in its determination of the fairness, from a financial point of view, of the Asset Sale to our stockholders. A brief description of each of the methods follows.

Guideline Company Method.    The guideline company method is a market-based approach that estimates the value of the operating assets by comparison to companies in similar lines of business. A group of similar publicly-traded “guideline” companies were selected and analyzed and market multiples were calculated and applied to the financial fundamentals of the operating assets. Financial fundamentals can include various measures of operating revenue, income, underlying asset values or unit volume of production. The primary fundamental used in this case were the operating assets’ revenues. These guideline companies included Ariba, Inc., Commerce One, Inc., Elcom International, Inc., ePlus, Inc., Indus International, Inc., Manugistics Group, Inc., MRO Software, Inc., PurchasePro.com, Inc., and PurchaseSoft, Inc.

Transaction Method.    The transaction method is another market-based approach that involves the identification and analysis of transactions (e.g., mergers and/or acquisitions) of companies in similar lines of business to those of the operating assets. Much like the guideline company method, transactions were analyzed and market multiples were calculated and applied to the financial fundamentals of our operating assets. The transactions Willamette analyzed were SG Merger Corp.’s acquisition of Ecometry Corp., International Business Machines Corporation’s acquisition of Crossworlds Software, Inc., and SPSS Inc.’s acquisition of NetGenesis Corp.

Discounted Cash Flow Method.    The discounted cash flow method is an income approach based on the premise that the value of our operating assets is the present value of the future economic income to be realized by the assets’ owner. This approach involves an analysis of the operating assets’ present and historical revenue growth, expense composition, and capital structure, as well as the industry in which the operating assets function. The operating assets’ future cash flows were estimated and the present value of these cash flows were determined based upon a discount rate of 24%.

In rendering its opinion, Willamette relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to it from public sources and all the financial and other information provided to it by us or our representatives. Willamette further relied upon the assurances of our management that they were unaware of any facts that would make the information that we or our representatives provided to it incomplete or misleading. With respect to our budget and any projected financial results, Willamette assumed that they were reasonably prepared and reflected the best available estimates and judgment of our management. Willamette did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions. Willamette has informed us that it did not discover any material information during the course of its work that would cause it to question these assumptions and assurances.

In arriving at its opinion, Willamette did not perform or obtain any independent appraisal of any of our tangible assets that may be sold in the Asset Sale. Its opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its fairness opinion letter.

Willamette is a nationally recognized expert in the fields of business valuation, security analysis, intellectual property valuation, economic analysis and financial advisory services. Our Board selected Willamette because of its expertise, reputation and familiarity with us and the electronic commerce industry in general.

Under the terms of the engagement letter dated August 20, 2002, we agreed to pay Willamette $55,000 for rendering its opinion, which fee is not contingent on consummation of the Asset Sale. Whether or not the Asset Sale is consummated, we have agreed to pay Willamette’s reasonable out-of-pocket expenses and to indemnify Willamette against liabilities, claims, losses and expenses incurred as a result of issuing its opinion, unless such liabilities, claims, losses and expenses were a result of Willamette’s wrongdoing.

The full text of Willamette’s opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Willamette’s opinion was provided to our Board of Directors for its information and assistance and is directed only to the fairness of the consideration from a financial point of view to our stockholders and does not constitute a recommendation to any stockholder as to how to vote at the Special Meeting with respect to the Asset Sale or any other proposal. The description of Willamette’s opinion set forth herein is qualified in its entirety by reference to Appendix B. You are urged to read Willamette’s opinion in its entirety.

APPRAISAL OR DISSENTERS’ RIGHTS

Under Delaware General Corporate Law, our stockholders are not entitled to appraisal or dissenters’ rights in connection with the Asset Sale.

ACCOUNTING TREATMENT

For accounting purposes, the Asset Sale will be presented as a sale of assets transaction that is expected to result in a gain to us of $274,000 as of June 30, 2002, after consideration of the expected net proceeds from the Asset Sale less the book value of the assets transferred to Epicor.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material federal income tax consequences of the proposed Asset Sale. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to differing interpretation and all of which are subject to change. This discussion is not a complete analysis or description of every potential U.S. federal income tax consequence of the Asset Sale, and does not address any consequences under state, local or foreign tax laws or non-income tax laws. We expect to realize a nominal gain from the Asset Sale for income tax reporting purposes. We expect that any gain that we recognize on the Asset Sale will be offset by our current year net operating losses and net operating loss carryforwards from prior years. Therefore, we expect that the tax consequences of the Asset Sale will not be material to us. The Asset Sale will have no Federal tax consequences to our stockholders.

ADDITIONAL FACTORS TO CONSIDER IN EVALUATING THE ASSET SALE

You should carefully consider the risks described below regarding the Asset Sale and our business following the Asset Sale, together with all the other information included in this proxy statement, before making a decision about voting on Proposal 1. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed. If our business is harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

If our stockholders do not approve the Asset Sale, there may not be any other offers from potential acquirors of our electronic commerce products.

If our stockholders do not approve the Asset Sale, we may seek another purchaser for our electronic commerce products or some portion of our assets. Although we had discussions with various companies concerning such a purchase, none of these companies may now have an interest in such a sale or be willing to offer a reasonable purchase price. If no purchaser were found for our assets, we would likely cease operating our electronic commerce business. See “Reasons for the Asset Sale and Recommendation of the Board” on page 12.

We will have to apply all of the proceeds of the Asset Sale to pay costs and expenses associated with the Asset Sale.

We expect to receive approximately $800,000 in net proceeds at closing as a result of the Asset Sale. If the Asset Sale is consummated, we will be required to pay a total of $250,000 in severance compensation to our Chairman and Chief Executive Officer and an aggregate of $450,000 to $550,000 to certain of our employees who do not receive offers of employment from Epicor. We must also pay a fee of $100,000 plus direct, out-of-pocket expenses (of which $50,000 has already been paid) to our financial adviser and a fee of $55,000 plus direct, out-of-pocket expenses to Willamette for issuing the fairness opinion for the Asset Sale. See “Use of Proceeds” on page 17.

We may not be able to obtain necessary third party consents to the transfer of certain contracts required for closing of the Asset Sale.

In addition to various other conditions that must be satisfied before closing the Asset Sale, we are obligated to obtain certain third party consents to the transfer of certain contracts to Epicor in connection with the Asset Sale. If we are unable to satisfy any of these conditions, the Asset Sale may not be consummated.

Our indemnification obligations to Epicor for breaches of certain of our representations in the Asset Purchase Agreement may significantly exceed the consideration we receive in the Asset Sale.

We have an obligation to indemnify Epicor for any losses from breaches of our representations or warranties in the Asset Purchase Agreement that occur within 24 months after the closing date of the Asset Sale or within the applicable statute of limitations period for claims relating to payment of applicable taxes and our compliance with applicable environmental laws, if longer. Our indemnification obligations with respect to our breach of representations or warranties are subject to a maximum aggregate limit of $1.0 million, except that:

•
the maximum aggregate limit is $3.0 million with respect to indemnification for any losses Epicor suffers that are related to our breach of representations and warranties relating to our ownership of the assets to be sold to Epicor, our intellectual property or our compliance with applicable “bulk sales” laws; and

•
there is no limit on our obligation to indemnify Epicor for losses resulting from the conduct of our business before the closing date of the Asset Sale, the assets not purchased or the liabilities not assumed by Epicor in the Asset Sale or a breach of any representation or warranty regarding our payment of applicable taxes or our compliance with applicable environmental laws.

Although we know of no facts or circumstances that would give rise to indemnification claims, the payment of any such indemnification obligations would materially and adversely impact our cash resources and our ability to pursue additional business opportunities.

For five years after the closing of the Asset Sale, we will be prohibited from competing with the assets to be sold to Epicor in the Asset Sale.

The Noncompetition Agreement we will enter into with Epicor at closing will provide that for a period of five years after the closing of the Asset Sale, neither we nor any of our affiliated entities will, directly or indirectly, anywhere in the world:

•
engage in any business that competes with the business of developing, marketing and supporting Internet-based business-to-business, electronic commerce solutions that automate the procurement, sourcing and settlement of goods and services including through the eProcurement, Sourcing, View (for

eProcurement), eTour (for eProcurement), ClarusNET, and Settlement software products and all improvements and variations of these products;

•	attempt to persuade any customer or vendor of Epicor to cease to do business with Epicor or reduce the amount of business being conducted with Epicor;

•	solicit the business of any customer or vendor of Epicor, if the solicitation could cause a reduction in the amount of business that Epicor does with the customer or vendor; or

•	hire, solicit for employment or encourage to leave the employment of Epicor any person who is then an employee of Epicor or was an employee of Epicor within the previous 90 days.

The prohibitions contained in our Noncompetition Agreement with Epicor will restrict the business opportunities available to us and therefore may have a material adverse effect on our ability to successfully redeploy our remaining assets. See “Summary of the Asset Purchase Agreement and Related Agreements—Noncompetition Agreement” on page 28.

Following the Asset Sale, we will have no electronic commerce business.

Except for our Cashbook, eMarket, eXpense, View (for eMarket) or eTour (for eMarket) products, we are selling our electronic commerce business, which currently represents substantially all of our revenue-generating operations and related assets. We intend to pursue a strategy of redeploying a substantial portion of our cash resources after the Asset Sale to acquire an operating business or businesses that will serve as a platform company. We may not be successful in acquiring such a business or in operating any business that we acquire. See “Our Business Following the Asset Sale” on page 14.

Any acquisitions that we attempt or complete could prove difficult to integrate or require a substantial commitment of management time and other resources.

As part of our strategy, if the Asset Sale is completed, we plan to seek to acquire or invest in new businesses. Acquisitions involve a number of unique risks including:

•	executing successful due diligence;

•	exposure to unforeseen liabilities of acquired companies; and

•	increased risk of costly and time-consuming litigation, including stockholder lawsuits.

We may not be able to address these problems successfully. Moreover, our future operating results will depend to a significant degree on our ability to integrate acquisitions (if any) successfully and manage operations while also controlling our expenses. In addition, if we or our investment adviser, Morgan Joseph & Co. Inc., a New York based investment banking firm serving middle market companies, identify an appropriate acquisition opportunity, we may not be able to negotiate favorable terms for that acquisition. We may not be able to select, manage or absorb or integrate any future acquisitions successfully, particularly acquisitions of large companies. Any acquisition, even if effectively integrated, may not benefit our stockholders. See “Our Business Following the Asset Sale” on page 14.

Failure to complete the Asset Sale could negatively impact our stock price.

The market may react negatively to our proposed business strategy following the Asset Sale. As a result, the price of our common stock may decline. In addition, if the Asset Sale is not completed for any reason, the price of our common stock may decline.

Directors and certain officers have conflicts of interest that may influence them to support or approve the Asset Sale.

Our directors and certain of our officers participate in compensation arrangements and have continuing indemnification against liabilities that provide them with interests in the Asset Sale that are different from, or in addition to, yours. They could therefore be more likely to vote to approve the Asset Sale than if they did not hold these interests. You should consider whether these interests may have influenced these directors and officers to support or recommend the Asset Sale. See “Interests of Certain Persons in the Asset Sale” on page 17.

Most of our current employees will receive severance payments if the Asset Sale is completed.

If the Asset Sale is completed, we intend to terminate most of our employees. We also expect that none of our executive management will remain with us after the closing of the Asset Sale. As a result, we will pay an aggregate of approximately $450,000 to $550,000 in severance payments to employees that do not receive offers of employment from Epicor. In addition, our Chief Executive Officer, Stephen P. Jeffery, is not expected to continue to serve as our Chief Executive Officer following the Asset Sale. As a result, Mr. Jeffery will be entitled to a severance payment of $250,000 under his current employment agreement with us.

As a result of the Asset Sale, we will be required to accelerate the vesting of certain stock options.

Our Stock Incentive Plan provides that if we sell all or substantially all of our operating assets, 50% of any outstanding stock options held by our employees on such date that were not otherwise exercisable on that date will immediately become exercisable. As a result of this provision, upon the closing of the Asset Sale, options to purchase an aggregate of approximately 225,000 shares of our common stock that were previously not exercisable will become immediately exercisable.

SUMMARY OF THE ASSET PURCHASE AGREEMENT AND RELATED AGREEMENTS

We believe that the following summary describes the material terms of the Asset Purchase Agreement. We recommend that you carefully read the Asset Purchase Agreement in its entirety for a complete description of the terms and conditions of the Asset Sale. The Asset Purchase Agreement is the legal document that governs the Asset Sale. The Asset Purchase Agreement is included in this proxy statement as Appendix A.

Assets to be Sold

The assets to be sold to Epicor in the Asset Sale include substantially all of our assets used in our electronic commerce business, including:

•	our intellectual property relating to our electronic commerce business, including our eProcurement, Sourcing, View (for eProcurement), eTour (for eProcurement), ClarusNet and Settlement products;

•	our customer lists related to the purchased assets;

•	any payments we receive between October 17, 2002, and the closing date of the Asset Sale relating to maintenance services to be performed after the closing date of the Asset Sale;

•	all rights, claims, causes of action or rights of set-off relating to the purchased assets or assumed liabilities;

•	most of our contracts that are related to the purchased assets;

•	our business and financial records related to the purchased assets;

•	our inventories of marketing, training or support materials; and

•	certain of our furniture and equipment.

Assets to be Retained

We are not selling the following assets to Epicor in the Asset Sale:

•	our cash (except for payments for maintenance services received after October 17, 2002, to be provided after the closing date of the Asset Sale), marketable securities or other investments;

•	our accounts receivable;

•	our Cashbook, eMarket, eXpense, View (for eMarket) or eTour (for eMarket) products or related assets; or

•	insurance contracts or rights not relating to the assets sold to Epicor.

We are also not transferring the name and trademark “Clarus,” although we are granting Epicor a 24-month license to use the trademark “Clarus” in connection with its operation of the assets purchased in the Asset Sale and the right to acquire the trademark for no additional consideration if we cease using it as our corporate name within two years of the closing of the Asset Sale.

Liabilities to be Assumed

Epicor will assume certain of our liabilities, such as certain executory obligations arising under the contracts, agreements and commitments that are related to the purchased assets. Epicor will also assume any tax liability that is accrued on or after the closing date of the Asset Sale in connection with the ownership and business of the purchased assets after the closing date.

Liabilities to be Retained

We will retain liability for certain contracts relating to our electronic commerce business and our other obligations related to the operation of our business prior to the closing date of the Asset Sale. We will also retain liability for any of our indebtedness, any employee benefit plans we maintained on or before the closing date of the Asset Sale, any taxes that are or were due and payable in connection with the acquired assets on or before the closing date of the Asset Sale, and any claim arising from, relating to or made in connection with any environmental law based on any event, action or inaction by us in connection with the acquired assets on or before the closing date of the Asset Sale.

Purchase Price

In consideration of the Asset Sale, Epicor has agreed to pay us $1.0 million in cash and to assume certain liabilities as described above.

Escrow of Purchase Price

Approximately $800,000 of the purchase price will be paid at closing in cash, and approximately $200,000 will be held in an escrow account with an independent escrow agent for 12 months following the closing to secure our indemnification obligations under the Asset Purchase Agreement. Any claims against the escrowed funds must be asserted by Epicor not later than 12 months after the closing. At the end of the escrow period, any retained funds will be released to us, subject to retention of amounts held for claims pending at that time.

The Closing

The closing of the Asset Sale will take place as soon as practicable after the Special Meeting is held.

Representations and Warranties

The Asset Purchase Agreement contains various representations and warranties by us including, but not limited to, representations and warranties regarding:

•	our corporate organization;

•	our authority to consummate the Asset Sale and the enforceability of the Asset Purchase Agreement;

•	conflicts with our Certificate of Incorporation, Bylaws, material contracts or judgments;

•	the accuracy of our financial statements, books and records;

•	the absence of undisclosed liabilities relating to the assets sold to Epicor;

•	the absence of certain changes in our business since June 30, 2002;

•	our ownership of and title to the assets acquired by Epicor;

•	our contracts and commitments related to the acquired assets;

•	the need for any consents to transfer the acquired assets to Epicor;

•	the absence of litigation to which the acquired assets are subject;

•	insurance policies that we own or maintain;

•	our right or license to use our intellectual property and to transfer the intellectual property included in the acquired assets;

•	the non-infringement of third parties’ intellectual property rights by our intellectual property;

•	our employees, labor matters and employee benefit plans;

•	our compliance with applicable environmental laws;

•	our payment of applicable federal, state, foreign and local taxes;

•	our inventories of marketing materials;

•	our customers and suppliers; and

•	obligations to pay finder’s fees or brokerage commissions.

The Asset Purchase Agreement also contains various representations and warranties of Epicor including, but not limited to, representations and warranties as to:

•	Epicor’s corporate organization and existence;

•	Epicor’s authority to consummate the Asset Sale and the enforceability of the Asset Purchase Agreement;

•	conflicts with Epicor’s Certificate of Incorporation, Bylaws, material contracts or judgments;

•	the need for regulatory approvals and filings;

•	obligations to pay finder’s fees or brokerage commissions; and

•	knowledge of any facts by certain Epicor representatives that adversely affect our assets, business, prospects, financial condition or results of operations.

Termination

The Asset Purchase Agreement may be terminated as follows:

•	by mutual written agreement of the parties;

•
by us or Epicor if, on December 15, 2002, the Asset Sale has not been consummated and no extension has been agreed to in writing by the parties and the terminating party is not in material breach of its obligations under the Asset Purchase Agreement;

•
by Epicor if there is a material misrepresentation or a breach of any of the warranties or covenants by us or any conditions precedent to Epicor’s obligation to close have not been met by December 15, 2002; or

•
by us if there is a material misrepresentation or a breach of any of the warranties or covenants by Epicor or any conditions precedent to our obligation to close have not been met by December 15, 2002.

Indemnification

We have agreed, subject to certain limitations, to indemnify and hold Epicor harmless from any loss or expenses arising from:

•	breaches of any representation, warranty, covenant, or agreement contained in the Asset Purchase Agreement or any other agreement we entered into with Epicor;

•	our assets not transferred to, and liabilities not assumed by, Epicor; and

•	the conduct of our business before the closing date of the Asset Sale.

Epicor has agreed to indemnify us against any losses in connection with:

•	breaches of any representation, warranty, covenant, or agreement contained in the Asset Purchase Agreement or any other agreement we entered into with Epicor;

•	our liabilities assumed by Epicor; and

•	the conduct of the business after the closing date of the Asset Sale.

Except for our representations and warranties related to tax liability and compliance with environmental laws, our representations and warranties will survive for a period of 24 months from the closing date of the Asset Sale. Our representations and warranties related to tax liability and compliance with environmental laws will survive until the expiration of the applicable statute of limitations.

Our indemnification obligations are limited to $1.0 million for all losses resulting from a breach of a representation, warranty, or covenant; however, our maximum aggregate indemnification obligation is limited to $3.0 million (including our aforementioned $1.0 million indemnification obligation) for losses arising as a result of a breach of our representations and warranties related to:

•	our ownership of the assets to be sold in the Asset Sale;

•	our intellectual property; and

•	compliance with applicable bulk sales laws.

Our indemnification obligation is not limited with respect to losses related to:

•	tax liabilities arising out of matters occurring prior to the closing of the Asset Sale;

•	losses related to compliance with environmental laws arising out of matters occurring prior to the closing of the Asset Sale;

•	our assets not purchased or our liabilities not assumed by Epicor in the Asset Sale; and

•	the conduct of our business prior to the closing date of the Asset Sale.

We will not have any indemnification obligation with respect to losses related to a breach of our covenants or a breach of our representations and warranties, other than those regarding tax liability and our compliance with environmental laws, unless the aggregate amount of losses claimed exceeds $25,000, and then only to the extent that losses exceed $25,000.

Conditions to the Asset Sale

The obligations of each party to complete the Asset Sale are subject to the satisfaction of the following conditions on or before the closing of the Asset Sale, unless specifically waived in writing by such party:

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The representations and warranties of the other party contained in the Asset Purchase Agreement must be true and correct as of the date of the Asset Purchase Agreement and must be true and correct as of the closing date of the Asset Sale;

•
The other party must have duly performed and complied with all covenants, agreements and obligations required by the Asset Purchase Agreement to be performed or complied with by it on or before the closing of the Asset Sale;

•	The absence of an injunction or order that would prohibit or restrain the consummation of the Asset Sale, and the absence of any action seeking to enjoin the consummation of the Asset Sale;

•	Each party must have delivered the required closing documents to the other party; and

•	The other party must have obtained all of the third party consents required to be obtained by it in connection with the Asset Sale.

In addition to the conditions described above, Epicor’s obligation to complete the Asset Sale is subject to the satisfaction of the following conditions on or before the closing of the Asset Sale, unless specifically waived in writing by Epicor:

•	There shall have been no material adverse change in the business, operations, or condition (financial or otherwise) of our business since June 30, 2002;

•
Our delivery of a copy of the source code to the software products included in the purchased assets to Epicor by us and Epicor must not reasonably object to the completeness of the source code or determine that it cannot be used to compile an executable copy of the software comprising each product being sold; and

•	Our delivery to Epicor of evidence that the issuers of certain of our insurance policies have agreed not to cancel such policies without Epicor’s consent.

In addition to the conditions described above, our obligation to complete the Asset Sale is subject to the approval of holders of a majority of our outstanding common stock on or before the closing of the Asset Sale.

Employee Matters

On or before the closing of the Asset Sale, Epicor has agreed to offer employment to certain of our employees in connection with the acquired assets on terms that are substantially similar to the economic terms and conditions of Epicor’s other employees. To the extent that any financial obligations arise as a result of the termination of any of our employees, we will remain liable for such obligation.

Expenses

We and Epicor are required to pay our respective expenses and costs incurred in connection with the Asset Purchase Agreement.

Epicor’s Use of our Office Space

We will enter into a Transition Services Agreement with Epicor that provides that beginning on the closing date of the Asset Sale and continuing until March 31, 2003, we will allow Epicor to use a portion of our headquarters facility to operate the electronic commerce business that Epicor is purchasing in the Asset Sale. Epicor will reimburse us, at cost, for the operating costs associated with Epicor’s occupation of our headquarters facility, other than rent, taxes and insurance. Other operating costs for which Epicor will be responsible include electricity, telephone service, Internet access, water, security and janitorial or other similar services provided to our headquarters facility after the closing of the Asset Sale, unless Epicor requests that such services be terminated. We may terminate Epicor’s occupation of our headquarters facility at any time upon 90 days’ notice to Epicor if we enter into an agreement to sell or otherwise dispose of our leasehold interest in our headquarters facility.

Noncompetition Agreement

In connection with the Asset Sale, we will enter into a Noncompetition Agreement with Epicor that provides that for a period of five years after the closing of the Asset Sale, neither we nor any entity of which we own at least 50% of the outstanding stock will, directly or indirectly, anywhere in the world:

•
engage in any business that competes with the business of developing, marketing and supporting Internet-based business-to-business, electronic commerce solutions that automate the procurement, sourcing and settlement of goods and services including through the eProcurement, Sourcing, View (for eProcurement), eTour (for eProcurement), ClarusNET, and Settlement software products and all improvements and variations of these products;

•	attempt to persuade any customer or vendor of Epicor to cease to do business with Epicor or reduce the amount of business being conducted with Epicor;

•	solicit the business of any customer or vendor of Epicor, if the solicitation could cause a reduction in the amount of business that Epicor does with the customer or vendor; or

•	hire, solicit for employment or encourage to leave the employment of Epicor any person who is then an employee of Epicor or was an employee of Epicor within the previous 90 days.

The Noncompetition Agreement does not prohibit our marketing, selling, developing or supporting the assets not being sold to Epicor in the Asset Sale, including the contracts that we retained with respect to our electronic commerce business. In addition, if we engage in a merger or similar corporate transaction with a third party after closing date of the Asset Sale, and the third party’s business competes with Epicor’s, the third party will not be subject to the restrictions in the Noncompetition Agreement if the third party carried on the competitive business prior to the merger or other corporate transaction and provided that we do not share information with the third party to assist it in its competitive business. We may also own less than a 20% interest of a competitive company, so long as no information is shared about any competitive business.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

We are not an affiliate of Epicor or any of its affiliates. Other than a Software Reseller Agreement, Software License Agreement and Source Code License Agreement between us and Epicor, each of which will be terminated upon the closing of the Asset Sale, and the Asset Purchase Agreement, neither we nor our executive officers, directors, controlling persons or subsidiaries have any past contacts, transactions or negotiations with Epicor or its executive officers, directors, controlling persons or subsidiaries.

PROPOSAL 2

ADOPTION AND APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

Our Board of Directors has unanimously approved and recommends that our stockholders adopt and approve our proposed Amended and Restated Certificate of Incorporation and our proposed Amended and Restated Bylaws to eliminate the classification of our Board of Directors into three classes of directors having staggered three-year terms of office. The text of our proposed Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix C. The text of our proposed Amended and Restated Bylaws is attached to this proxy statement as Appendix D. The statements made in this proxy statement with respect to our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws should be read in conjunction with, and are qualified in their entirety by reference to, Appendix C and Appendix D, respectively.

This proposal would adopt and approve our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws to eliminate the classification of our Board of Directors into three separate classes. Our Certificate of Incorporation and Amended and Restated Bylaws currently divide our Board of Directors into three separate classes of directors as nearly equal in number as possible, each serving a staggered three-year term and until their successors are elected and qualified, with each class being elected at different annual stockholder meetings. Following the effectiveness of this proposal, our Board of Directors will not be classified and its members will not serve staggered terms. Instead, all directors would be elected at every annual stockholder meeting to serve a one-year term or until their successors are elected and qualified.

Reasons For Proposal

Our Board of Directors believes that the elimination of the classification of our Board of Directors will allow stockholders to express their views annually and eradicate obstacles to removing directors that are not, in the stockholders’ opinion, managing our business in their best interests. This is designed to promote more effective management oversight and management’s attention to and representation of stockholders’ interests. Our Board of Directors believes that this proposal also takes away management’s ability to perpetuate itself in control without the support of the stockholders owning a majority of our stock.

A classified board of directors extends the time required for a change in control of the board of directors and tends to discourage hostile takeovers because, assuming that each class of directors is equal in size, a majority stockholder could not obtain control of the board of directors until the second annual stockholders’ meeting after acquiring a majority of the voting stock. Elimination of our classified Board of Directors, therefore, may render us more vulnerable to an unwanted takeover attempt.

Vote Required For Approval

The affirmative vote of holders of at least two-thirds (2/3) of the outstanding shares of our common stock at the Special Meeting is required to approve this proposal. An abstention or failure to vote on this proposal is not an affirmative vote and therefore will have the same effect as a negative vote on this proposal at the Special Meeting. If approved, this proposal will become effective upon the filing of the proposed Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to follow shortly after the approval of this proposal.

The Board of Directors recommends that you vote FOR the adoption and approval of our proposed Amended and Restated Certificate of Incorporation and proposed Amended and Restated Bylaws.

PROPOSAL 3

APPROVAL OF REIMBURSEMENT OF PROXY  SOLICITATION EXPENSES

The Board of Directors recommends to our stockholders that they approve the reimbursement of Warren B. Kanders for himself, Burtt R. Ehrlich and Nicholas Sokolow (collectively, the “New Directors Group”) for legal fees and other expenses in the amount of $531,343 incurred in connection with their successful solicitation of proxies for the 2002 annual meeting of our stockholders. The New Directors Group solicited proxies for their election to the Board of Directors in opposition to management’s nominees in order to increase stockholder value. The New Directors Group’s program to enhance stockholder value, as more fully described in their definitive proxy statement dated May 6, 2002, included:

•	the significant reduction of our operating expenses and cash expenditure rate;

•	the expeditious sale of our electronic commerce business on favorable terms; and

•	maximizing stockholder value through the redeployment of our cash and other assets through an acquisition of, or merger with, a suitable operating business.

At the 2002 annual meeting of our stockholders held on May 21, 2002, all members of the New Directors Group were elected to our Board of Directors by our stockholders. Since the election of the New Directors Group, our Board of Directors has adopted substantially their cash redeployment program to enhance stockholder value. Since that time, the Board, under the leadership of the New Directors Group, has had a number of accomplishments including the significant reduction of operating expenses, execution of the Asset Purchase Agreement and retention of Morgan Joseph & Co. Inc. to seek a suitable merger partner or identify other acquisition opportunities. For more information on the Asset Sale and our strategy to enhance stockholder value, see the sections titled “Reasons for the Asset Sale and Recommendation of the Board” and “Our Business Following the Asset Sale” in Proposal 1.

In soliciting your vote, the New Directors Group incurred legal, printing, postage, solicitation and other expenses in the amount of $531,343 in connection with the proxy contest for which it is seeking reimbursement. In its definitive proxy statement filed with the Securities and Exchange Commission on May 6, 2002, and sent to our stockholders in connection with its proxy solicitation, the New Directors Group stated that if its nominees were elected it would seek approval from the independent members of the Board for the reimbursement of expenses by us. The Board previously determined, with Messrs. Kanders, Ehrlich and Sokolow abstaining, that such expenses were reasonable and in the best interest of our stockholders and, therefore, determined to recommend such reimbursement to our stockholders for approval. Because we are seeking stockholder approval for the reimbursement of Mr. Kanders’ proxy solicitation expenses, such expenses have not been reflected in our financial statements.

The members of the New Directors Group, which have a direct interest in the approval of the reimbursement of the New Directors Group’s solicitation expenses, intend to vote their shares owned by them in favor of this Proposal 3.

The Board of Directors believes the expenses incurred by the New Directors Group in connection with the New Director Group’s successful solicitation of proxies for the 2002 annual meeting of our stockholders were reasonable. The Board of Directors believes that the changes in board membership and the resulting changes in corporate policy following the proxy contest have had, and will continue to have, a positive effect upon us and inuring to the benefit of all of our stockholders. The Board of Directors, therefore, believes reimbursement of such expenses is equitable and in our best interest. The Board of Directors has not considered what further action it will take if our stockholders do not approve this Proposal.

The Board of Directors (with the New Directors Group abstaining) recommends that you vote FOR the reimbursement of proxy solicitation expenses.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of the Record Date by:

•	each stockholder that we know owns more the 5% of our outstanding common stock;

•	each of our current executive officers;

•	each of our directors; and

•	all of our directors and current executive officers as a group.

The following table lists the applicable percentage of beneficial ownership based on 15,655,474 shares of common stock outstanding as of October 21, 2002. Except where noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The second column shows separately shares that may be acquired by exercise of stock options or warrants within 60 days after October 21, 2002, by the directors and our current executive officers individually and as a group. Shares of common stock that may be acquired by exercise of stock options are deemed outstanding for purposes of computing the percentage beneficially owned by the persons holding these options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

Name	Number of Shares of Common Stock		Number of Shares Subject to Options		Percentage of Common Stock
Merrill Lynch & Co., Inc. World Financial Center, North Tower 250 Verey Street New York, New York 10381	1,979,100	(1)	—		12.64%
Ashford Capital Management, Inc. P.O. Box 4172 Wilmington, Delaware 19807	1,199,400	(2)	—		7.66%
Taunus Corporation 31 West 52nd Street New York, New York 10019	918,280	(3)	—		5.87%
Stephen P. Jeffery	110,910		322,389	(4)	2.71%
James J. McDevitt	1,375		52,294	(5)	*
Tench Coxe	95,174	(6)	30,000	(7)	*
Burtt Ehrlich	49,500	(8)	5,000	(9)	*
Donald L. House	101,249		30,000	(7)	*
Warren B. Kanders	813,250	(10)	5,000	(9)	5.22%
Said Mohammadioun	47,375		22,500	(7)	*
Nicholas Sokolow	31,350	(11)	5,000	(9)	*
Directors and current executive officers as a group (8 persons)	1,250,183		472,183		10.68%

*	Less than one percent.
(1)
Based on a Schedule 13G/A filed by Merrill Lynch & Co., Inc. (“Merrill Lynch”) on February 5, 2002. The shares of common stock reported above by Merrill Lynch are beneficially owned by Master Small Cap Value Trust and Merrill Lynch Investment Managers, L.P., both indirectly owned asset management subsidiaries of Merrill Lynch.

(2)	Based on a Schedule 13G filed by Ashford Capital Management, Inc. on February 14, 2002.
(3)
Based on a Schedule 13G filed by Taunus Corporation on February 12, 2002. The shares reported by Taunus Corporation include securities owned by Bankers Trust Company. Taunus Corporation is a parent holding company for Bankers Trust Company.

(4)	Excludes options to purchase 133,000 shares of our common stock that are presently unexercisable.
(5)	Excludes options to purchase 67,706 shares of our common stock that are presently unexercisable.
(6)
Includes 28,478 shares held individually by Mr. Coxe, 46,929 shares held by Sutter Hill Ventures, a California Limited Partnership, 5,596 shares held by Sutter Hill Entrepreneurs Fund, (AI), L.P., and 14,171 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. Mr. Coxe is one of seven managing directors of the general partner of each of Sutter Hill Ventures, a California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P. The seven managing directors of the general partners of each of the above limited partnerships share voting and investment powers of the shares. Mr. Coxe disclaims beneficial interest in these shares except to the extent of his pecuniary interest in each limited partnership.

(7)	Excludes options to purchase 5,000 shares of our common stock that are presently unexercisable.
(8)	Includes 11,500 shares held by a trust for the benefit of Mr. Ehrlich’s children.
(9)	Excludes options to purchase 16,250 shares of our common stock that are presently unexercisable.
(10)
Excludes 841,200 shares of our common stock that Mr. Kanders acquired after the record date for the Special Meeting, but with respect to which Mr. Kanders has been given a proxy to vote at the Special Meeting.

(11)	Held by ST Investors Fund, LLC, of which Mr. Sokolow is the Managing Member.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, information statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements, or other information that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

In order to be considered for inclusion in the proxy statement and form of proxy to be used in connection with our 2003 annual meeting of stockholders, stockholder proposals must be received by our Secretary no later than December 31, 2002.

Our bylaws contain procedures that stockholders must follow in order to present business at an annual or special meeting of stockholders. A stockholder may obtain a copy of these procedures from our Secretary. In addition to other applicable requirements, for business to be properly brought before the 2003 annual meeting, a stockholder must give timely written notice of the matter to be presented at the meeting to our Secretary. To be timely, the Secretary must receive the notice at our principal offices not less than 60 or more than 90 days before May 21, 2003, which is the anniversary date of our 2002 annual stockholders’ meeting. In the case where an annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, the Secretary must receive notice not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Only stockholder proposals that are timely presented in accordance with established procedures will be eligible for consideration at a meeting.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Special Meeting. However, if other matters do properly come before the Special Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxy card will vote upon such matters in accordance with their best judgment.

By Order Of The Board Of Directors

James J. McDevitt, Secretary

November 8, 2002

Whether or not you plan to attend the Special Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before the Special Meeting. If you are a stockholder of record and you decide to attend the Special Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Special Meeting.

Appendix A

ASSET PURCHASE AGREEMENT

Dated as of October 17, 2002

By and Between

EPICOR SOFTWARE CORPORATION

AND

CLARUS CORPORATION

-i-

(continued)

-ii-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 17, 2002, by and between CLARUS CORPORATION, a Delaware corporation (“Seller”), and EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Purchaser”). Capitalized terms not otherwise defined in this Agreement are defined in Appendix A hereto.

RECITALS:

A.    Seller is engaged, among other activities, in the business of developing, marketing and supporting Internet-based business-to-business, e-commerce solutions that automate the procurement, sourcing and settlement of goods and services, more specifically through its eProcurement, Sourcing, View (for eProcurement), eTour (for eProcurement), ClarusNET, and Settlement software products (the “Products”), and all improvements and variations of these products (the “Business”);

B.    Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, substantially all of the assets of the Business, upon the terms and conditions set forth herein:

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ASSETS

1.1	Assets and Liabilities.

(a)    Purchased Assets.    Upon the terms and subject to the conditions of this Agreement, as of the Closing (as defined in Article 6), Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer and convey to Purchaser, all of Seller’s right, title and interest in and to all of the following property, rights, and contracts or portions thereof which are used in the Business, wherever located and whether or not carried or reflected on the books and records of Seller or carried or registered in the name of Seller including, without limitation, all contractual and intellectual property rights and entitlements used by Seller to own, sell, develop, service and support the Products, and the following property, rights, contracts and claims (with such changes, deletions or additions thereto from the date of this Agreement as are expressly permitted under this Agreement), but excluding the Excluded Assets (collectively, the “Purchased Assets”):

(i)    Intangible Assets.    Except as provided in Section 1.1(e), all goodwill and general intangibles of Seller or Seller’s Subsidiaries used in or significantly related to the Business (the “General Intangibles”), including, without limitation, at such time, if ever, as Purchaser has acquired ownership rights therein pursuant to Section 4.9, the name and trademark “Clarus,” and all of Seller’s or its Subsidiaries’ right, title and interest in and to all IP Rights described on Schedule 2.13(a) or under a license described on Schedule 2.13(h);

(ii)    Customer Lists.    Any customer or vendor list or other document used by Seller in connection with the Business to identify customers, prospects, sources and suppliers, including, but not limited to, correspondence, credit information, manuals, and data, sales, marketing and advertising materials;

(iii)    Contracts.    All of Seller’s rights and interests under the contracts, instruments, agreements, commitments or other understandings or arrangements, or portions thereof, whether written or oral, attributable or relating to the Business, the Purchased Assets or the Assumed Liabilities which are not Excluded Contracts, all to the extent assignable (but subject to subsection 1.1(f) below), as described on Schedule 2.8 (the “Purchased Contracts”);

(iv)    Records and Documentation.    Originals or, at Seller’s option, true and correct copies of all business and financial records, sales or use tax information, files, books and form contracts specifically relating to the Purchased Assets described in the other clauses of this Section 1.1(a) or to the Assumed Liabilities, including, but not limited to, books and records which reflect the principal terms of each Purchased Asset and all written or electronic embodiments of the Products, including all source code therefor;

(v)    Authorizations.    All federal, foreign, state, local or other governmental consents, licenses, permits, grants or authorizations and the like owned, held or utilized by Seller specifically in connection with the Business and not with Seller’s other business activity (the “Authorizations”), including those listed on Schedule 2.9, subject to Section 1.1(f) below, which Seller is not legally prohibited from assigning to Purchaser;

(vi)    Inchoate Rights.    All rights, claims, causes of action or rights of set-off existing at the Closing with respect to or arising out of (A) the Purchased Assets, or (B) the Assumed Liabilities, including all rights to insurance proceeds paid or payable after the date of this Agreement with respect to any Purchased Asset, but excluding any rights, claims, causes of action or rights of set-off relating to the accounts receivable not included in the Purchased Assets;

(vii)    Furniture and Equipment.    All items of furniture, equipment, computers, computer software and office supplies, whether owned or leased by Seller, and used in connection with the Business, as listed on Schedule 2.7(b) (the “Furniture & Equipment”);

(viii)    Inventory.    All inventories of marketing, training or support materials, or of media containing any Product, including all items described on Schedule 2.19; and

(ix)    Other Items of Property.    All other items of personal property, other than the Excluded Assets, which are used by Seller primarily in connection with the Business, to the extent that Seller has any rights or interests therein, subject to Section 1.1(f) below.

(b)    Excluded Assets.    Seller is not selling, assigning, transferring or conveying to Purchaser and Purchaser is not purchasing the following (collectively, the “Excluded Assets”): (i) the cash, cash equivalents, marketable securities and other investments owned or used in connection with the Business, deposits and prepayments and other cash assets not specifically related to the Business, (ii) Seller’s Cashbook product and related assets (iii) Seller’s eMarket and eXpense products and business, including eTour (for eMarket) and View (for eMarket) and any revenues related thereto, (iv) insurance contracts or rights therein not related to the Business (except as provided in Section 4.10 below), (v) any accounts receivable (except for amounts covered by Section 1.1(g)), (vi) any other tangible asset not specifically included in the Purchased Assets, (vii) any contracts, instruments, agreements, commitments or other understandings or arrangements, whether written or oral, or portions thereof identified on Schedule 2.8 under the heading “Excluded Contracts” (the “Excluded Contracts”), or (viii) any other asset set forth on Schedule 1.1(b).

(c)    Liabilities Assumed by Purchaser.    Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Seller herein, effective as of the Closing Date, Purchaser shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only the debts, claims, liabilities, obligations, and expenses described below and on Schedule 1.1(c) (collectively, the “Assumed Liabilities”):

(i)    executory obligations arising from the Purchased Contracts which are to be performed after the Closing Date; provided, however, that Purchaser shall not assume any (x) costs or expenses related to any Excluded Liabilities, (y) obligations arising from any contracts, instruments, agreements, commitments or other understandings or arrangements attributable or relating to the Business, the rights to which are not, for any reason, assigned to Purchaser as required pursuant to the terms of this Agreement, and (z) obligations which are past due or arise as a result of or in connection with a breach or default by Seller under any of the Purchased Contracts or a violation of any Laws or public policy which occurred on or prior to the Closing Date; and

(ii)    all Taxes accrued on or after the Closing Date in connection with the ownership of the Purchased Assets and the operation of the Business after the Closing Date.

(d)    Excluded Liabilities.    Except as set forth in Section 1.1(c) or any other express provision of this Agreement, Purchaser shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts, claims, liabilities, obligations including all obligations to purchase capital assets, damages or expenses of the Business, whether known or unknown, contingent or absolute, arising on or prior to the Closing Date (the “Excluded Liabilities”). Without limitation, the costs and expenses (i) to settle warranty or other third party claims arising out of the matters described on Schedule 3.6 shall be Excluded Liabilities to the extent attributable to a Product or (ii) incurred in connection with the matters described on Schedule 2.11 shall be Excluded Liabilities.

(e)    Partial Assignment.    Notwithstanding anything in this Agreement to the contrary, to the extent that any Purchased Contract or any General Intangible relates to both Purchased Assets and Excluded Assets (including products that Seller shall continue to market, sell and distribute, or dispose of or discontinue), it is the intention of Purchaser and Seller that any such assignment or other transfer of rights, along with the assumption of ongoing duties or obligations, under such Purchased Contract or General Intangible effected pursuant to the terms and conditions of this Agreement shall relate solely to those provisions and rights with respect to the Purchased Assets or otherwise necessary for the ongoing operation of the Business on or after the Closing Date as conducted by Seller prior to the Closing Date (and the term Purchased Contract shall refer solely to those portions assumed by Purchaser). The portions of the contracts and the General Intangibles described in this Section 1.1(e) which do not relate to the Purchased Assets shall be Excluded Assets and Excluded Liabilities.

(f)    Assignments and Authorizations Requiring Consent.    If any contract, agreement, commitment, arrangement or Authorization is subject to limitations on transfer or assignment, this Agreement is not meant to transfer such item in violation of those restrictions, and Seller shall, if unable to remove such restrictions in accordance with Section 4.2(b) below, thereafter hold such item in trust for Purchaser and provide to Purchaser the economic benefit of ownership to the maximum extent feasible until the expiration of the term or effectiveness of such item, unless Purchaser shall otherwise agree in writing, and Purchaser shall agree to perform the obligations of Seller on the same terms and conditions to which Seller is obligated. Likewise, the failure to include an Authorization on Schedule 2.9 shall not be interpreted to mean such Authorization is not intended to be transferred and, to cure the violation of Section 2.9 caused by failure to include such Authorization, Seller shall be required, at Purchaser’s option, and without precluding other remedies, to transfer such Authorization or to assist Purchaser to obtain a replacement Authorization in Purchaser’s name, in accordance with Sections 4.2(b) and 4.7 below.

(g)    Prorated Contracts.    If any agreements for maintenance or support of Products with an effective commencement date or renewal date after the date of this Agreement and before the Closing Date (“Prorated Contracts”) are initiated or renewed via cash receipts or other consideration the parties agree to prorate the amounts received for such Prorated Contracts, and all subscription, support or maintenance related amounts due for periods after the date of this Agreement under the contracts identified on Schedule 1.1(g) as follows: Purchaser shall be entitled to receive the portion of such amounts which corresponds to the time Purchaser is required to provide the related services; the Seller shall be entitled to receive the portion of such amounts which corresponds to the time Seller is required to provide the related services. The party receiving any amount to which the other party is entitled pursuant to this Section 1.1(g) shall promptly (within 15 days of receipt) pay to the other party the amounts due the other party.

1.2    Purchase Price; Payment.

(a)    Purchase Price.    The aggregate purchase price for the Purchased Assets is $1,000,000 (the “Purchase Price”).

(b)    Payment.    (i) At Closing, Purchaser shall pay to Seller $800,000 of the Purchase Price in cash (the “Closing Date Payment”) and (ii) Purchaser shall place the remaining amount of the Purchase Price in an interest-bearing account maintained by the Escrow Agent, subject to the Escrow Agreement.

1.3    Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets as mutually agreed upon by the parties within sixty (60) days after the Closing Date. Each party agrees that it will not in its tax returns or elsewhere take a position inconsistent with the purchase price allocations provided for in this Section (the “Allocations”).

1.4    Taxes.    Seller will pay all sales and use taxes and transfer taxes, if any, applicable to the transfer of the Purchased Assets and the assumption of the Assumed Liabilities provided for by this Agreement. Purchaser and Seller shall each pay their respective portions, prorated as of the Closing Date, of state and local real and personal property taxes with respect to the Purchased Assets.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

2.1    Organization.    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Business.

2.2    Authorization.    The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been duly authorized by the directors of Seller and other than the approval of the stockholders of the Seller, no other corporate action or approval by Seller is necessary for the execution, delivery or performance of this Agreement by Seller. Seller has full right, power and authority to execute, deliver and, subject to the receipt of stockholder approval, perform this Agreement and such other agreements and instruments as are contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

2.3    No Conflict.    Except as set forth on Schedule 2.3, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereunder nor the fulfillment by Seller of any of its terms will:

(a)    conflict with or result in a breach by Seller of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any Purchased Asset or any material mortgage, lease, deed of trust, pledge, loan or credit agreement, or any other material contract, arrangement or agreement to which

Seller is a party or to which any of the Purchased Assets is subject, (ii) the Certificate of Incorporation or Bylaws of Seller, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Seller or the Purchased Assets;

(b)    result in the creation or imposition of any Encumbrance upon the Purchased Assets which affects Purchaser’s ability to own the Purchased Assets or to conduct the Business following the Closing in a manner substantially similar to the manner in which it was conducted prior to the date of this Agreement; or

(c)    cause a loss or adverse modification of any permit, license, or other authorization granted by a Governmental Entity to or otherwise held by Seller which is necessary to the Business.

Except for this Agreement, Seller has no obligation, absolute or contingent, to any other Person to sell the Business, or any material assets of Seller related to the Business, or to enter into any agreement with respect thereto.

2.4    Financial Statements.

(a)    Seller has delivered to Purchaser Seller’s audited balance sheets and related statements of income, with respect to the years ended December 31, 2000 and 2001, and the unaudited statements for six (6) months ended June 30, 2002 as attached hereto as Schedule 2.4(a) ( the “Financial Statements”). The Financial Statements (i) are prepared consistently in accordance with past practices, (ii) present fairly in all material respects the financial position and results of operations and cash flows of Seller as of the dates and for the periods then ended, (iii) are in agreement with the books and records of Seller in all material respects and (iv) have been prepared in accordance with GAAP.

(b)    Except as set forth in the Financial Statements, as of June 30, 2002 or set forth on Schedule 2.5, there is neither any fact or facts known to Seller nor any other reasonable legal basis known to Seller which is likely to give rise to any claims involving an amount of $15,000 or more against, or liabilities or obligations of, the Business affecting or relating to any Purchased Asset or its use by Seller or, following the Closing, by Purchaser, which was not otherwise disclosed in Seller’s reports filed pursuant to the Securities Exchange Act of 1934.

2.5    Liabilities.    Except as disclosed in the Financial Statements and for executory obligations under Purchased Contracts, there are no debts, obligations, or other liabilities of any nature whatsoever in excess of $15,000 with respect to the Business, whether accrued, absolute, contingent, or otherwise, whether due or about to become due or whether included or not included in the Assumed Liabilities, except for (i) liabilities which are accurately set forth, both by description and amount, in Schedule 2.5 to this Agreement; (ii) liabilities which arose in the ordinary course of business subsequent to June 30, 2002; and (iii) liabilities relating solely to the Excluded Assets.

2.6    Absence of Certain Facts or Events.    Except as listed on Schedule 2.6, since June 30, 2002, there has not been:

(a)    any material adverse change in the financial condition or results of operations of the Business from that shown on the Financial Statements;

(b)    any material damage, destruction or loss in excess of $15,000 affecting the assets or operation of the Business, whether covered by insurance or not;

(c)    any increases in excess of five percent (5%) in the compensation payable or to become payable by Seller to any employee or officer involved in the Business except as contemplated by Section 4.8(a), or any change in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan with respect to such Persons;

(d)    any purchase or other acquisition by Seller of assets of any other Person for use in the Business, or any transfer or sale of any assets of the Business to any Person, other than in the ordinary course of business consistent with past practice;

(e)    any mortgage, pledge, or other lien placed on any Purchased Assets, or Encumbrance placed on assets of Seller which would prevent or limit the use, modification or sale of any Purchased Asset;

(f)    any failure to pay or perform when due (after any applicable grace period) any obligation of Seller relating to the Business involving more than $15,000;

(g)    any intentional waiver of any rights of material value to the Business or any amendment or termination of any Purchased Contract or any other material agreement to which Seller is a party which has had or is reasonably likely to have a Material Adverse Effect on the Business;

(h)    any material transaction entered into or consummated by Seller with respect to the Business, except in the ordinary course of business consistent with past practice;

(i)    any notification by any customer of the Business, whether written or oral, that such customer anticipates its annual purchases of periodic licenses or maintenance and support plan subscriptions from the Business to decrease by more than ten percent (10%);

(j)    any material change in payment or collection terms to customers, including any discount for prompt payment which is not in accordance with past practice;

(k)    any notification, whether written or oral, by any supplier of Seller, including any party to any license agreement listed on Schedule 2.7(b) or Schedule 2.8, that such supplier anticipates its annual accommodations, sales or services provided to the Business to decrease, or the cost of its goods or services to the Business to increase, by more than ten percent (10%);

(l)    any cancellation or failure to renew any insurance policy that was in place as of January 1, 2002; or

(m)    any commitment, contingent or otherwise, to do any of the foregoing.

2.7    Property and Encumbrances.

(a)    Except as disclosed on Schedule 2.7(a), Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than licenses entered into in the ordinary course which are listed on Schedule 2.8 (“Disclosed Licenses”) and which, with respect to licenses granted by Seller or one of its Subsidiaries to third parties, will not restrict Purchaser’s use of the Purchased Assets. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid and marketable title, and all Seller’s respective right and interest, in and to all of the Purchased Assets, free and clear of any Encumbrances other than Disclosed Licenses. Any Excluded Assets (other than furniture and equipment) that are used in the Business are separately identified in Section 1.1(b) of this Agreement.

(b)    Schedule 2.7(b) accurately sets forth all Furniture & Equipment currently used by Seller in connection with the operation of the Business. Except as noted on Schedule 2.7(b), hereto, Seller has good and marketable title to the Furniture & Equipment, free and clear of all Encumbrances.

(c)    Furniture & Equipment is being sold AS IS.

2.8    Contracts and Commitments.    Schedule 2.8 sets forth all of the contracts, instruments, agreements, commitments or other understandings or arrangements, whether written or oral, attributable to or relating to the Business or any Assumed Liability, and identifies which are Purchased Contracts. Schedule 2.8 separately identifies all contracts, instruments, agreements, commitments or other understandings or arrangements, whether written or oral, attributable or relating to the Business, the Purchased Assets or the Assumed Liabilities which are part of the Excluded Assets, including those described in Section 1.1(b). Except as set forth in Schedule 2.8, (i) Seller is not in breach of, nor has Seller received any claim or assertion that it has breached, any of the terms or conditions of any Purchased Contract; (ii) each Purchased Contract is in full force and effect in the form delivered to Purchaser, Seller is not aware of any breach or default by any party thereto, and Seller has not received any notice, whether written or oral, that any party thereto wishes to cancel or not renew such Purchased Contract; and (iii) Seller is not aware of any facts or conditions which have occurred or are anticipated which, through the passage of time or the giving of notice, or both, would constitute a material default under any Purchased Contract or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance.

2.9    Permits and Authorizations.    Seller’s operations, and the conduct of the Business, as and where such business has been since January 1, 2002 or presently is conducted, and the ownership, possession and use of the Purchased Assets have complied since January 1, 2002 and currently do comply in all material respects with all applicable Laws. Seller holds all Authorizations required to permit Seller to operate the Purchased Assets and the Business as they are presently operated and conducted, which Authorizations are described on Schedule 2.9. Except where otherwise stated, such Authorizations are in full force and effect, and there are no outstanding applications for additional Authorizations or variances for existing Authorizations required to conduct the Business.

2.10    No Violations; Consents

(a)    Seller is in compliance in all material respects with each applicable Law or judgment entered (or known by Seller to be proposed) by any Governmental Entity with respect to the Business.

(b)    Except as set forth on Schedule 2.10, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, including the sale, assignment or transfer of the Purchased Assets, including the Purchased Contracts.

2.11    Claims, Investigations and Proceedings.    Schedule 2.11 lists all claims, investigations, suits, actions, arbitrations, mediations and legal or administrative proceedings and governmental investigations pending against Seller with respect to the Business, to which the Purchased Assets are subject, or as to which Seller has received in writing or verbally any such claim or assertion. There are no facts which Seller has recognized as reasonably likely to lead to the instigation of any suit, action or legal or administrative proceeding or any other claim, controversy or governmental investigation against Seller with respect to, or against any third party that would have a Material Adverse Effect on, the Business or Purchased Assets. There is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity against or affecting the Purchased Assets or the Business.

2.12    Insurance.    Schedule 2.12 lists all insurance policies currently owned or maintained by Seller, or for the benefit of Seller, and relating to the Business or the Purchased Assets. Such policies are not Purchased Assets. Each such insurance policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 2.12. Seller has taken no action to limit or terminate the applicability of such policies to claims against the Business and will continue such policies in effect with respect to events prior to the Closing for at least thirty-six months following the Closing.

2.13    Intellectual Property.

(a)    Seller or one of its Subsidiaries owns, or has the valid right or license to use, possess, sell, license, copy, distribute, market, advertise and/or dispose of, as applicable, all Intellectual Property required to be held to permit, or used by Seller in the conduct of, the Business as presently conducted and as previously conducted with respect to any previous versions of Products that are still in use by customers under Purchased Contracts (such Intellectual Property being hereinafter collectively referred to as the “IP Rights”), including the IP Rights described on Schedule 2.13(a), and such rights to use, possess, sell, license, copy, distribute, market, advertise and/or dispose of the IP Rights as are sufficient for the conduct of the Business as presently conducted by Seller and as previously conducted with respect to any previous versions of Products that are still in use by customers under Purchased Contracts.

(b)    Except as set forth on Schedule 2.13(b), neither the execution, delivery and performance of this Agreement or the documents or instruments executed in connection herewith, nor consummation of the transactions contemplated hereby or thereby, will: (i) constitute a material breach of or default under any instrument, contract, license or agreement governing or affecting any IP Rights to which Seller is a party; (ii) except as set forth on Schedule 2.13(b) hereto, cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any IP Right; or (iii) materially impair the right of Purchaser to use, possess, sell or license any IP Right or portion thereof. Except as set forth on Schedule 2.13(b) hereto or as set forth in the Purchased Contracts, there are no royalties, honoraria, fees or other payments payable by Seller to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any IP Rights.

(c)    Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by the Business, or currently under development by the Business, violates any license or agreement between Seller and any third party or infringes or misappropriates any Intellectual Property right of any other party; and there is no basis for any claim contesting the validity, ownership or right of Seller to use, possess, sell, market, advertise, license or dispose of any IP Right in the manner currently so used by Seller, or in the manner previously used by Seller with respect to any previous versions of Products that are still being used by customers under Purchased Contracts, nor has Seller received any notice asserting that any IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. This subsection 2.13(c) shall not apply to any IP Right licensed by Seller from a third party except to the extent Seller is aware of any violation, infringement or misappropriation of the Intellectual Property rights of a third party, or of facts reasonably likely to give rise to a claim of such violation, infringement or misappropriation or to a claim contesting the right of Seller to use such Intellectual Property.

(d)    To Seller’s knowledge, no employee, consultant or independent contractor of Seller: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, the Business or using trade secrets or proprietary information of others; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Business that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property related thereto. To Seller’s knowledge, the employment of any employee of Seller or the use by Seller of the services of any consultant or independent contractor of Seller does not subject the Business to any liability to any third party related to misappropriation of trade secrets, violation of any noncompetition agreement, violation of any form of non-disclosure agreement, or the infringement of intellectual property rights.

(e)    Except as set forth on Schedule 2.13(e) hereto or as set forth in the Purchased Contracts, there are no and will be no royalties, honoraria, fees or other payments (other than salaries payable to employees and amounts payable to independent contractors not contingent on or related to use of their work product) payable by the Seller before, or will be payable by the Purchaser after, the Closing Date, to any third person by reason of the ownership, use, possession, license, copying, modifying, making derivative works of, sale, marketing, advertising and/or disposition of any IP Rights by the Business.

(f)    Seller has taken all appropriate and reasonable steps, in accordance with industry custom, to protect, preserve and maintain the secrecy and confidentiality of the IP Rights and to establish and maintain Seller’s ownership interests and proprietary rights therein. All officers, employees and consultants or third party developers of Seller, excluding lawyers, accountants and similar professionals, having access to proprietary information of the Business, its customers or business partners, have executed and delivered to Seller an agreement regarding the protection of such proprietary information and the assignment of inventions or work product to Seller; and copies of all such agreements have been delivered or made available to Purchaser’s counsel. Seller has secured written assignments from all consultants (including third-party developers), contractors and employees who were involved in, or who contributed to, the creation or development of any Intellectual Property owned by Seller, assigning the rights to such contributions that may be owned by such Persons or that Seller does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Seller has any right, license or ownership interest whatsoever, and Seller has not received notice of any claims, in or with respect to, any Intellectual Property owned by Seller.

(g)    Schedules 2.13(g)(i) through (iii), respectively, contain a true and complete list of (i) all worldwide registrations with any governmental or quasi-governmental authority of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses which are used by the Business; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign Laws by the Seller to secure, perfect or protect their interests in IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, and (iii) all unregistered copyrights, trademarks and service marks that are currently used in connection with the Business. All issued patents, and all registered trademarks, registered service marks, registered Internet domain names, registered Internet or World Wide Web URLs or addresses and registered copyrights held by Seller are valid, and subsisting, and to Seller’s knowledge, enforceable.

(h)    Schedules 2.13(h)(i) and (ii), respectively, contain a true and complete list of (i) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any person or entity is authorized to use or have access to source code relating to any IP Rights, and (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any third party Intellectual Property which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by the Business.

(i)    To Seller’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any IP Rights by any third party, including any employee or former employee of Seller.

(j)    Except as set forth on Schedule 2.13(j), the Software owned or purported to be owned by Seller was either (i) developed by employees of Seller within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to Seller pursuant to written agreements; or (iii) otherwise acquired by Seller from a third party. Such Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than Seller, except for such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this Section 2.13(j), “Software” means any and all, each as related to the Products, (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts, and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training manuals, related to any of the foregoing.

(k)    As of the Closing Date, each version of the Products currently licensed to end user customers generally functions free of material defects, and of routines, codes or instructions that are designed to disable the Products or otherwise disable, delete, modify, damage or erase software, hardware or data, and performs substantially in accordance with the specifications described in the end user documentation provided to end user customers with respect to such Products.

(l)    Seller has taken all necessary actions to document the Software and its operation, such that the materials comprising the Software, including the source code and all other documentation, have been written in a manner that they may be understood, modified and maintained by reasonably competent programmers.

2.14    Employee Benefits.

(a)    Schedule 2.14 hereto contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to for the Retained Employees (defined below) by Seller or an affiliate of the Seller, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (the “Plans”).

(b)    Schedule 2.14 identifies each of the Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”).

(c)    Each of the Plans and ERISA Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

(d)    No benefit under any Plan is or will be an Assumed Liability.

2.15    Labor and Employment Matters.

(a)    Seller has taken (or will take prior to the Closing Date) all lawful steps necessary on the part of Seller to permit the employees of the Business listed on Schedule 2.15 (the “Retained Employees”) to become employees of Purchaser, effective as of the Closing Date. Seller has paid or made adequate provision to pay all wages, other compensation and other obligations of Seller in connection therewith due through the Closing Date for all employees of the Business.

(b)    No collective bargaining agreement exists that is binding on Seller with respect to the Retained Employees and, no petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by an employee or group of employees of Seller, with the National Labor Relations Board seeking recognition of a bargaining representative.

(c)    There is no labor strike, dispute, slow down or stoppage pending or threatened against Seller by the Retained Employees.

(d)    Seller has not received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of the Retained Employees.

(e)    No individuals are or, since January 1, 2002, have been classified by Seller as “independent contractors.”

(f)    Schedule 2.15(f) contains a list of the name of each Retained Employee together with such Person’s position or function. With respect to each Retained Employee, Seller has provided Purchaser with true and correct information concerning the annual salary or wages, as well as any incentives or bonus arrangement, with respect to such Person. Seller has received no notice and has no belief that any Retained Employee intends to terminate employment with Seller before the Closing Date.

(g)    There are not pending, or to the Seller’s knowledge, threatened claims or actions by any Retained Employees against Seller under any worker’s compensation policy or long-term disability policy.

(h)    Schedule 2.15(h) sets forth a true and complete list of the Retained Employees that require a visa to work for Seller (collectively, the “Visa Employees”), and, for each such Visa Employee, the type, status and expiration date of such visa.

(i)    Seller has complied in all material respects with all applicable Laws relating to the employment of labor and employment practices, including those relating to terms and conditions of employment, wages, hours, and collective bargaining. Seller has made all required payments of social security, unemployment and similar taxes.

(j)    None of the Purchased Assets is subject to any liens (including a pledge of such assets as security to satisfy an obligation) under ERISA or the Code. Seller has complied with all health care continuation coverage requirements under the law commonly known as COBRA with respect to the employees of the Business as to qualifying events that occurred prior to or upon the Closing.

2.16    Environmental Laws.

(a)    Except as disclosed on Schedule 2.16, (i) the Purchased Assets and the Business have been operated in compliance in all material respects with all applicable Environmental Laws, (ii) there has been no generation, processing, production, storage, treatment, transport, Release, or disposal of any Hazardous Materials in any quantity at, in, on, under, about or from any of the owned or leased properties used in the Business by or on behalf of Seller or, to the knowledge of Seller, by any previous owner or tenant of such properties in violation of any Environmental Law, and (iii) no Governmental Entity or any other Person has issued to Seller or, to the knowledge of Seller, commenced any notice of violation, notice to comply, compliance schedule, administrative or judicial complaint, information request, order, enforcement action or lien with respect to alleged or potential violations of or liabilities under Environmental Laws by or on behalf of Seller relating to the properties used in the Business, or any proceeding or inquiry with respect to any actual or alleged violation of or liability under any Environmental Law or any Release or alleged Release of a Hazardous Material by or on behalf of Seller or relating to the properties used in the Business.

(b)    “Environmental Law” shall mean all applicable federal, state, and local laws, statutory or otherwise, regulations, rules, ordinances, decrees, orders and agreements, which purport to regulate the generation, processing, production, storage, treatment, transport or Release of Hazardous Materials to the environment, or impose requirements, conditions or restrictions relating to environmental protection, management, planning, reporting or notice or public or employee health and safety.

(c)    “Hazardous Material(s)” shall mean any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.

(d)    “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Material).

(e)    Seller has provided to Purchaser copies of all documentation in its possession, custody or control relating to environmental matters related to the Business.

2.17    Taxes.    Except as set forth in Schedule 2.17 hereto, (a) all federal, state, foreign and local tax returns and tax reports (including information returns) required to be filed by Seller with respect to the Business have been timely filed with the appropriate Governmental Entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in accordance with all legal requirements applicable thereto; (b) all taxes due from Seller with respect to the Business (i) have been fully paid or adequately provided for on the Financial Statements or (ii) are disclosed on Schedule 2.17 and are being contested in good faith by appropriate proceedings; and (c) Seller has not received any written or oral notice or inquiry from the Internal Revenue Service or any other taxing authority of any pending or threatened examination or audit which, individually or in the aggregate, if adversely decided against Seller would be reasonably likely to have a Material Adverse Effect on the Business or impose or result in a lien on the Purchased Assets.

2.18    Inventories.    All inventories of marketing materials and media containing or reflecting any Products are in all material respects of a quality usable in the normal course of business and are listed on Schedule 2.18.

2.19    Customers and Suppliers.    Schedule 2.19 discloses the identity of each of the ten (10) largest customers (in terms of maintenance revenues under Purchased Contracts) of the Business for the six months ended June 30, 2002. Except as disclosed on Schedule 2.19, Seller has not received any notice, whether written or oral, that any customer identified on Schedule 2.19 expects or intends that its future purchases, including, without limitation, periodic maintenance and support plan subscriptions, from the Business will decrease more than ten percent (10%) as compared to the six months ended June 30, 2002.

2.20    Warranties.    Seller has not given or made any written or oral warranties to any Person with respect to the Business or Purchased Assets other than product warranties in the ordinary course which are identified in Schedule 2.20 to the extent not otherwise set forth in the Purchased Contracts. There are no outstanding warranty claims with respect to the Business or the Purchased Assets. Schedule 2.20 sets forth the history of all warranty claims with respect to the Business or Purchased Assets made or, to Seller’s knowledge, threatened in the past three (3) years.

2.21    Delivery of Documents.    All documents and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered to Purchaser pursuant to this Agreement, are true, correct and complete copies and all documents described on any Schedule have been made available to Purchaser.

2.22    No Finders or Brokers.    Except as set forth on Schedule 2.22, Seller has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1    Organization.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect.

3.2    Authorization.    The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder have been duly authorized by the directors of Purchaser and no other corporate action or approval by Purchaser is necessary for the execution, delivery or performance of this Agreement by Purchaser. Purchaser has full right, power and authority to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby. This Agreement has been properly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

3.3    No Conflict.    Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereunder nor the fulfillment by Purchaser of any of its terms will conflict with or result in a breach by Purchaser of, or constitute a default by Purchaser under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any material indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Purchaser is a party or to which a material portion of Purchaser’s assets is subject, (ii) the Certificate of Incorporation or Bylaws of Purchaser, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Purchaser or which materially affects Purchaser’s ability to conduct its business or consummate the transactions described herein.

3.4    Consents and Approvals.    No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

3.5    No Finders or Brokers.    Purchaser has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

3.6    No Knowledge of Adverse Facts.    Except as disclosed on Schedule 3.6, Purchaser has not on the date of this Agreement reached a conclusion or formed the belief that any representation or warranty of Seller made herein is untrue. In addition, except as disclosed on Schedule 3.6, none of the individuals identified on Schedule 3.6 is aware of (a) potential or threatened claims, or facts or circumstances that may constitute potential or threatened claims by third parties to ownership of the IP Rights or claims that the IP Rights violate rights of a third party, or that the representations and warranties in Section 2.13(c) may otherwise be untrue or (b) (after review of their current product/customer issues worksheets) facts or circumstances which any such individual believes is reasonably likely to lead to a claim that any Product has a material defect or fails to perform in accordance with its specifications.

ARTICLE 4

COVENANTS; OTHER AGREEMENTS

4.1    Confidentiality.

That certain Non-Disclosure Agreement between the parties dated as of June 12, 2002 shall remain in full force and effect and shall survive the Closing and continue to be binding upon the parties in accordance with its terms. In the event the sale and purchase called for by this Agreement shall not be consummated, Purchaser, on the one hand, and Seller, on the other hand, shall return or destroy (verified in writing) all copies of non-public documents and materials which have been furnished by the other in connection with this Agreement. However, provided that a party receives reasonable notice and a reasonable opportunity to remedy any situation described in items (i) or (ii) below, nothing contained herein shall prohibit any party from:

(i)    using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted with respect to any breach of any representation, warranty or covenant made in or pursuant to this Agreement; or

(ii)    supplying or filing such documents, materials or other information to or with any Governmental Entity or other Person which either party deems reasonably necessary in connection with the obtaining of any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby; or

(iii)    supplying such documents, materials or other information to such party’s lenders, counsel, accountants and other consultants and representatives in connection with the transactions contemplated hereby.

4.2    Fulfillment of Conditions.

(a)    Seller will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required of Seller by this Agreement. Purchaser will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required of Purchaser by this Agreement.

(b)    Seller will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to consummate the transactions contemplated hereby; provided that such covenant shall not require Seller to expend additional funds in any material amount to obtain any such consent except as provided in Section 4.7 herein. Purchaser will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to consummate the transactions contemplated hereby but shall not be required to consent to any amendments or restrictions which in Purchaser’s reasonable judgment materially impair the benefits of this transaction or to expend funds in any material amount except as provided in Section 4.7 herein.

4.3    Post-Closing Access by Seller.    After the Closing, Purchaser shall cooperate with Seller to the extent reasonably requested by Seller, and shall make available to Seller all financial, insurance, tax and other information (including reasonable access to books and records) of Purchaser relating to the Business with respect to any fiscal period ending on or prior to the Closing Date to the extent reasonably required by Seller in connection with (a) any audit or other investigation by any taxing authority, (b) the prosecution or defense of any claims or related litigation that might give rise to indemnification payments hereunder or (c) the preparation by Seller of tax returns or any other reports or submissions to any Governmental Entity required to be made by Seller; provided that such cooperation and availability of information do not unreasonably interfere with the normal business of Purchaser and provided, further, that Seller reimburses Purchaser for any necessary third-party expenses reasonably incurred to provide such information.

4.4    Further Assurances.    Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including executing and delivering all documents reasonably requested by Purchaser and its counsel for the purpose of transferring to Purchaser title to all of the Purchased Assets.

4.5    Termination of Certain Agreements.    Seller and Purchaser agree that the following contracts and agreements between Purchaser and Seller shall be terminated as of the Closing Date: (i) Software Reseller Agreement dated December 31, 1999, as amended, (ii) Software License Agreement dated December 31, 1999, and (iii) Source Code License Agreement dated June 11, 2002.

4.6    Bulk Sales.    Purchaser hereby waives compliance with applicable bulk transfer or similar laws, if any, and Seller hereby indemnifies and holds harmless Purchaser from any liabilities and obligations arising from claims made by third parties under applicable bulk transfer or similar laws, if any, applicable to the transactions contemplated in this Agreement.

4.7    Obtaining Necessary Consents and Addition of Purchaser as Party to Certain Contracts.    Seller shall use reasonable efforts to obtain any and all consents necessary for the effective assignment to and assumption by Purchaser of the Purchased Contracts, which consents are set forth on Schedule 2.9 hereto, and Purchaser agrees to cooperate with such efforts. Seller and Purchaser will share equally in the costs of obtaining such consents up to $10,000 in the aggregate. Any costs of obtaining such consents in excess of $10,000 shall be paid by Seller. All such consents shall be in writing and executed counterparts thereof shall be delivered to Purchaser at Closing. To the extent that any Purchased Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof, or thereunder, if such assignment or attempted assignment would constitute a breach thereof until the necessary consents are obtained; provided, however, that Seller shall transfer to Purchaser the economic benefit derived from such non-assignable Purchased Contract on terms and conditions satisfactory to Purchaser and Purchaser shall agree to perform the obligations of Seller thereunder on the same terms and conditions to which Seller is obligated. In addition Seller shall cooperate reasonably with Purchaser’s efforts to obtain the contract modifications described on Schedule 4.7.

4.8    Employees.

(a)    Employment Offer.    On the Closing Date, Purchaser shall offer employment to each Retained Employee on terms that, considering salary and all benefits, are substantially similar to such items set forth on Schedule 2.15 for such Retained Employee; provided, however, that health and medical benefits shall be substantially similar to such benefits provided on a general basis to Purchaser’s other employees and benefits shall not include any “stay bonuses” or change of control benefits, including the severance benefits put in place during August 2002, that Seller may provide. Seller agrees to use reasonable efforts to induce each Retained Employee to accept Purchaser’s offer of employment.

(b)    Seller’s Obligations and Liabilities.

(i)    Seller shall file all tax returns with respect to its employment of any Seller employee through the Closing Date.

(ii)    Seller shall pay or otherwise discharge any and all liabilities with respect to Seller’s termination of employment of any Seller employee on or prior to the Closing Date, including, without limitation, all accrued and unpaid wages and accrued vacation.

(iii)    Seller shall pay or otherwise discharge any liability for claims filed with respect to any employee of Seller eligible for coverage, reimbursement and/or benefits under the terms of any of Seller’s Plans, provided such liability (A) accrued or became payable during the period of such employee’s employment with Seller prior to the Closing Date or (B) arose out of Seller’s termination of such employee’s employment on or prior to the Closing Date.

(c)    No Rights Conferred Upon Employees.    The parties hereby acknowledge that, except as otherwise provided in Section 4.8(a), Purchaser is not under any obligation to employ any current or future employee of Seller or any Affiliate thereof. Further, Purchaser shall not be under any obligation except those, if any, created by Purchaser’s offer to any Retained Employee, to continue the employment of any Retained Employees listed on Schedule 2.15 hereof after Closing and nothing in this Agreement shall confer any rights or remedies under this Agreement on any such Retained Employee.

4.9    Use After Closing.    The parties acknowledge that a portion of the materials, Inventory, packaging, manuals, brochures and similar writings that are part of the Purchased Assets transferred to Purchaser have various trademark and trade name rights owned by Seller encompassed therein and that Seller will be required to use some assets related to the Products to support the customers which are parties to certain contracts which are Excluded Contracts. Accordingly:

(a)    For the period beginning on the Closing Date and continuing for twenty-four (24) months thereafter, Seller hereby grants to Purchaser the non-assignable, non-sublicensable, non-exclusive right to use, sell, transfer and otherwise dispose of such Purchased Assets on and after the Closing Date without further payment for such use from Purchaser to Seller and to use the name “Clarus” and all related trademarks to label or describe the Products, and no other products of Purchaser, and on any marketing materials used to conduct the Business as presently conducted. Purchaser may not use the name “Clarus” for any other purpose without the prior written consent of Seller. If on or before the twenty-four (24) month anniversary of the Closing Date Seller decides to change its name and discontinue the use of the name “Clarus,” Seller hereby agrees to give Purchaser thirty (30) days prior notice of such action and, if requested by Purchaser, hereby agrees to cooperate with Purchaser and take whatever actions are necessary, without cost to Seller, to enable Purchaser to use the name “Clarus” and/or change its legal name or that of a subsidiary to “Clarus,” including transferring related trademark registrations to Purchaser for no additional consideration except for the expense of making all necessary filings. Purchaser acknowledges that prior to such transfer, if any, Seller will continue to own the mark “Clarus,” and agrees that it will do nothing inconsistent with such ownership. Purchaser agrees that the nature and quality of all Products, materials, Inventory, packaging, manuals, brochures and similar writings bearing the “Clarus” mark shall conform to reasonable standards reasonably set by Seller from time to time, but not more stringent than the practices currently followed by Seller.

(b)    For the period beginning on the Closing Date and continuing for the term of an Excluded Contract thereafter, Purchaser hereby grants to Seller and its employees, and its independent contractors and agents who agree to appropriate confidentiality and non-disclosure terms, an irrevocable, personal, perpetual, nontransferable, nonexclusive, worldwide, fully-paid, royalty free right and license to use and modify the Source Code to the extent required to enable Seller (directly or through independent contractors who agree to appropriate confidentiality and non-disclosure terms) to continue to support the customers that are parties to the Excluded Contracts (except for customers which are parties to Inactive Contracts as described on Schedule 2.8) (an “Excluded Contract Customer”). In the event that Seller does not continue to support Products for an Excluded Contract Customer and does not provide such Product support to an Excluded Contract Customer through an agent, Seller may release and deliver the relevant Source Code to such Excluded Contract Customer pursuant to a Source Code sublicense in the form of Exhibit ”G” attached hereto. Purchaser shall retain all ownership rights, title and interest in and to the Source Code as released to Seller or delivered to an Excluded Contract Customer and to any derivative works created by Seller, Seller’s agent or an Excluded Contract Customer. Seller will take appropriate steps to protect the Source Code as required under the applicable Excluded Contract.

4.10    Insurance Coverage.    For thirty-six (36) months after the Closing, Seller shall cause to be maintained the current policies of insurance identified as items 2 and 5 on Schedule 2.12 maintained by Seller with respect to the Business, Purchased Assets and Assumed Liabilities (provided that Seller may purchase a “tail” or procure policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable) in respect of claims, acts, omissions or events occurring prior to the Closing covering all liabilities or claims arising out of the operation of the Business now covered by the policies in force and described on Schedule 2.12 and shall provide that Purchaser shall be an additional named insured to the extent claims are made against Purchaser relating to the Business as conducted by Seller. Seller shall provide Purchaser with evidence that the insurance companies providing such insurance, and any replacement insurance, have agreed not to terminate such insurance without the consent of Purchaser.

4.11    Conduct of Business Pending Closing.    During the period commencing on the date hereof and continuing through the Closing Date, Seller covenants and agrees to conduct the Business as follows (except as otherwise consented to by Purchaser in writing):

(a)    Qualification.    Seller shall maintain all qualifications to transact business as a foreign corporation and remain in good standing in its state of incorporation and in the foreign jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

(b)    Ordinary Course.    Seller shall conduct the Business in, and only in, the ordinary course of business consistent with past practice and shall preserve intact the following as such relate to the Business: its current business organizations, use its reasonable efforts to keep available the services of its current officers and material employees providing services primarily to the Business including all persons identified by Purchaser as Retained Employees and substantially all other employees needed to maintain the Business at its present level, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that the goodwill and going business value of the Business shall be unimpaired at the Closing Date.

(c)    Organic Changes.    Seller shall not (a) amend its Certificate of Incorporation or Bylaws in a manner that would have a Material Adverse Effect, (b) merge or consolidate with any other Person, (c) liquidate or dissolve, or (d) obligate itself to do any of the foregoing.

(d)    Compliance with Laws.    Seller shall comply promptly with all Laws applicable to it and its operations.

(e)    Disposition of Assets.    Seller shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Encumbrance upon, any of the Purchased Assets, except for sales of inventory in the ordinary course of business consistent with past practice.

(f)    Compensation.    Seller shall not, with respect to the Retained Employees, (i) adopt or amend collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Law or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with any Retained Employee, except in accordance with its existing policies for normal length of service or promotions and except for bonuses related to Seller’s compliance with Section 4.8 (a).

(g)    Modification or Breach of Agreements; New Agreements.    Seller shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in any breach or violation of or constitute a default under (with or without notice or passage of time, or both) or otherwise give any Person a basis for nonperformance under, any Purchased Contract. Seller shall not become a party to any contract or commitment related to the Business other than in the ordinary course of business consistent with past practice or with respect to Excluded Contracts which are not identified as Inactive Contracts on Schedule 2.8. Seller shall meet all of its contractual obligations with respect to the Purchased Contracts in accordance with their respective terms.

(h)    Capital Expenditures.    Seller shall not enter into any contract to purchase any capital assets without treating such contract as an Excluded Liability.

(i)    Discharge.    Seller shall not, except in the ordinary course of business consistent with past practice, cancel any agreement or compromise or waive any right of Seller involving an amount in excess of $15,000 with respect to the Purchased Assets or the portion of the Business relating to the Purchased Assets.

4.12    Supplemental Disclosure.    During the period from the date hereof through the Closing Date, Seller shall deliver to Purchaser a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied or followed by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 6.2(c) hereof at any time at or prior to the Closing in respect of any untrue or misleading statement.

4.13    Pre-Closing Access to Information and Source Code.    During the period commencing on the date hereof and continuing through the Closing Date, Seller shall (a) provide to Purchaser and Purchaser’s current and prospective lenders and their respective officers, directors, employees, accountants, counsel and other representatives reasonable access to all of the Business properties, books, contracts, commitments, records and personnel, (b) furnish or make available promptly to Purchaser all information concerning the Business properties, books, contracts, commitments, records and personnel as Purchaser may reasonably request and (c) provide Purchaser with access to interview all Retained Employees. Without limiting the foregoing, Seller will, within five (5) Business Days following the date of this Agreement, deliver to Purchaser all Source Code, to permit Purchaser to examine, verify and determine the completeness and adequacy thereof. Upon receiving such Source Code, Purchaser will protect and maintain, and have its employees protect and maintain, the Source Code as the trade secrets of Seller and its licensors. In particular, and without limitation, Purchaser and its employees will not, except as otherwise permitted or specified by Seller in writing, (i) copy the Source Code (or any portion thereof) except as is required for Purchaser’s review, (ii) store, use or transfer the Source Code (or any portion thereof) outside of Purchaser’s primary business offices, (iii) allow outside third-parties to view or otherwise access the Source Code (or any portion thereof), (iv) store or maintain copies of the Source Code (or any portion thereof) on computer systems that are intended by Purchaser to be accessible from outside of Purchaser’s computer network, (vi) store or maintain copies of the Source Code (or any portion thereof) on computer systems located outside of Purchaser’s computer network, or (vi) transmit or otherwise transfer the Source Code (or any portion thereof) over an un-secured network connection (i.e., by e-mail or other Internet based network connection) without the use of commercially reasonable encryption. Seller shall provide reasonable technical support and assistance for Purchaser’s efforts to use the Source Code to compile an executable version of all Software comprising each Product.

4.14    Exclusive Period.    Until the earlier of (a) the Closing Date, or (b) the termination (for whatever reason) of this Agreement, Seller shall not solicit, initiate or encourage any other bids for the sale of all or any portion of the Purchased Assets without the written consent of Purchaser, other than the sale of inventory and services in the ordinary course of business consistent with past practices. Seller will notify Purchaser immediately if any person makes any proposal with respect to any of the foregoing.

4.15    Public Announcements.    The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld.

4.16    Assignment of eBridge Licenses.    On the Closing Date, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to five prepaid eBridge connector licenses and three BizTalk licenses for no additional consideration. In connection therewith, Seller shall also pay Purchaser the amount of $11,772.00 for eBridge license fees and maintenance and support royalties.

4.17    Accounts Receivable.    Purchaser agrees that is shall not unreasonably take any action, or omit to take any action, which it reasonably foresees will impair the ability of Seller to collect the accounts receivable excluded from the Purchased Assets (but Seller acknowledges this does not require Purchaser to act against its own interests), and, at the request of Seller, shall use reasonable efforts to assist Seller in the collection of such accounts receivable.

4.18    Inactive Contracts.    Seller shall not, following the Closing, sell, transfer or assign any contract identified as an “Inactive Contract” on Schedule 2.8.

ARTICLE 5

CONDITIONS OF CLOSING

5.1    Conditions to Obligations of Purchaser.    The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, each of which may be waived by Purchaser:

(a)    Representations and Warranties; Performance of Obligations.    The representations and warranties of Seller set forth in Article 2 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct as of the date hereof and as of the Closing Date. Seller shall have performed the agreements in all materials respects and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

(b)    Certificates and Deliveries by Seller.    Seller shall have delivered the following to Purchaser:

(i)    a certificate dated the Closing Date, signed by Seller, certifying that the conditions specified in Section 5.1(a) have been fulfilled.

(ii)    possession of all of the Purchased Assets. Such delivery shall not be complete if Purchaser has any reasonable objection to the completeness of the Source Code delivered pursuant to Section 4.13(b) or determines that despite reasonable efforts such Source Code cannot be used to compile an executable copy of the Software comprising each Product;

(iii)    a Bill of Sale and Assumption Agreement, executed by Seller, in the form attached hereto as Exhibit “A” (the “Bill of Sale”);

(iv)    a Trademark Assignment, executed by Seller, in the form attached hereto as Exhibit “B”;

(v)    a Patent Assignment, executed by Seller, in the form attached hereto as Exhibit “C”;

(vi)    a Noncompetition Agreement, executed by Seller, in the form attached hereto as Exhibit “D” (the “Noncompetition Agreement”);

(vii)    an opinion of Womble, Carlyle, Sandridge & Rice, PLLC counsel to Seller, substantially in the form of Exhibit “E” attached hereto;

(viii)    a Transition Services Agreement, executed by Seller, in the form attached hereto as Exhibit “F” (the “Transition Services Agreement”);

(ix)    other documents reasonably required to be delivered by Seller to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser and its counsel.

(c)    No Injunction.    No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect, and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

(d)    No Material Adverse Change.    There has been no material adverse change in the business, operations or condition (financial or otherwise) of the Business since June 30, 2002 except for any such changes which pertain solely to Excluded Assets.

(e)    Consents and Approvals.    Each of (i) Purchaser and (ii) Seller shall have received all consents and approvals required, in Purchaser’s reasonable judgment, exercised in good faith, to be obtained in connection with the consummation of the transactions contemplated hereunder, including all consents required to transfer the Purchased Contracts (or in the case of customer contracts, the economic benefits thereof) to Purchaser.

(f)    Insurance Coverage.    Seller shall have provided Purchaser with evidence of Seller’s compliance with its covenants set forth in Section 4.10 hereof.

5.2    Conditions to Obligations of Seller.    The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, each of which may be waived by Seller:

(a)    Representations and Warranties; Performance of Obligations.    The representations and warranties of Purchaser set forth in Article 3 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the date hereof. Purchaser shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

(b)    Certificates and Deliveries of Purchaser.    Seller shall have received the following from Purchaser:

(i)    a certificate dated the Closing Date, signed by an officer of Purchaser, certifying that the conditions specified in Section 5.2(a) have been fulfilled;

(ii)     the Closing Date Payment;

(iii)    the Transition Services Agreement executed by Purchaser;

(iv)    the Bill of Sale executed by Purchaser; and

(v)     other documents reasonably required to be delivered by Seller to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser and its counsel.

(c)    No Injunction.    No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect, and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

(d)    Consents and Approvals.    Each of (i) Purchaser and (ii) Seller shall have received all consents and approvals required to be obtained in connection with the consummation of the transactions contemplated hereunder.

(e)    Stockholder Approval.    Seller shall have obtained the approval of its Stockholders of this Agreement and the sale of the Purchased Assets and such other matters as may be necessary or desirable in connection with effectuating the transactions contemplated hereby.

ARTICLE 6

CLOSING DATE; TERMINATION

6.1    Closing Date.    Subject to the satisfaction or waiver of each of the conditions set forth in Article 5, the closing for the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on a date agreed to by Seller and Purchaser at the offices of Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia (the “Closing Date”).

6.2    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of Seller and Purchaser;

(b)    by Purchaser, on the one hand, or by Seller, on the other hand, by written notice to the other parties hereto if the Closing shall not have been consummated on or before December 15, 2002 unless such date is extended upon mutual agreement of such parties, provided that the party terminating this Agreement under this clause (b) shall not then be in material breach of any of its obligations under this Agreement;

(c)    by Purchaser if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Seller under this Agreement, or (ii) any of the conditions precedent to Closing set forth in Section 5.1 (through no fault of Purchaser) have not been met by December 15, 2002 or any extension thereof pursuant to Section 6.2(b); or

(d)    by Seller (i) if there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser under this Agreement, or (ii) any of the conditions precedent to Closing set forth in Section 5.2 (through no fault of Seller) have not been met by December 15, 2002 or any extension thereof pursuant to Section 6.2(b).

6.3    Effect of Termination.

(a)    If this Agreement is terminated for any reason, the provisions of Section 4.1 (confidentiality) shall remain in full force and effect, but the exclusive period set forth in Section 4.14 shall automatically terminate.

(b)    If this Agreement is terminated as provided in Section 6.2(a) this Agreement shall forthwith become void (except as stated in subsection 6.3(a) (above)) and there shall be no liability or obligation hereunder on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

(c)    If this Agreement is terminated as provided in Section 6.2(b), (c) or (d) hereof, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

ARTICLE 7

INDEMNIFICATION

7.1    Indemnification by Seller

(a)    Subject to the provisions of Sections 7.1(b), 7.4 and 7.5 below, Seller shall indemnify Purchaser and its Affiliates, and each of their respective shareholders, officers, directors, employees and representatives (each a “Purchaser Indemnitee”) against, and hold each Purchaser Indemnitee harmless from, any and all claims, losses, damages, liabilities, payments and obligations, and all expenses, including without limitation reasonable legal fees (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Purchaser Indemnitee resulting from, related to or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by Seller in or pursuant to this Agreement or the agreements or documents delivered by Seller pursuant to Sections 5.1(b)(i), (iii), (iv), (v), (viii), and (ix); provided, however, that (ix) shall be limited to documents that are necessary to convey to Purchaser title to the Purchased Assets; (ii) any breach of any of the covenants made by Seller in or pursuant to this Agreement (including Section 5.1(b)(ii)) or the agreements or documents delivered by Seller pursuant to Section 5.1(b)(iii), (iv), (v), (viii) and (ix); provided, however, that (ix) shall be limited to documents that are necessary to convey to Purchaser title to the Purchased Assets; (iii) the Excluded Assets or Excluded Liabilities, including with respect to Taxes and bulk sales laws; and (iv) the conduct of the Business prior to the Closing Date. The lack of indemnity under this Section 7.1(a) for breaches shall not limit the remedies that may be available to Purchaser under the Noncompetition Agreement.

(b)    Each Purchaser Indemnitee shall promptly give written notice to Seller of the assertion by any Person of any claim, action, suit or proceeding with respect to which Seller is obligated to provide indemnification hereunder; provided, however, that the rights of a Purchaser Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Seller in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.1 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred, and if Seller disputes the validity of the notice or the amounts of the Losses and such dispute is ultimately resolved wholly or partially in favor of the Purchaser Indemnitee, Seller shall promptly pay the amount found owing. Seller shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Purchaser Indemnitee that is subject to indemnification by Seller hereunder, and the cost and expense thereof shall be subject to the indemnification obligations and limitations of Seller hereunder; provided, that each Purchaser Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense and with its own counsel; and provided, further, that, (i) if Seller elects not to defend any such action or (ii) if a Purchaser Indemnitee shall reasonably believe that it has defenses not available to Seller and if counsel to Purchaser shall advise in a written opinion that common representation is not appropriate, then such Purchaser Indemnitee shall be entitled, through counsel of its choice, but at Seller’s expense (should indemnification be applicable), to participate in the defense of such action. Neither Seller, on the one hand, nor any Purchaser Indemnitee, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.2    Indemnification by Purchaser.

(a)    Subject to the provisions of Sections 7.2(b) and 7.4 below, Purchaser shall indemnify Seller and its Affiliates and each of their respective stockholders, officers, directors, employees and representatives (each a “Seller Indemnitee”) against, and hold each Seller Indemnitee harmless from, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Seller Indemnitee resulting from, related to or arising out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant to Section 5.2(b)(iii) or (iv), (ii) the Assumed Liabilities and (iii) the conduct of the Business as conducted by Purchaser after the Closing Date, unless such Losses result from, relate to or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Seller in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.

(b)    Each Seller Indemnitee shall promptly give written notice to Purchaser of the assertion by any Person of any claim, action, suit or proceeding with respect to which Purchaser is obligated to provide indemnification hereunder; provided, however, that the rights of a Seller Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Purchaser in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.2 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred, and if Purchaser disputes the validity of the notice or the amounts of the Losses and such dispute is ultimately resolved wholly or partially in favor of the Seller Indemnitee, Purchaser shall promptly pay all amounts due. Purchaser shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Seller Indemnitee that is subject to indemnification by Purchaser hereunder, and the cost and expense thereof shall be subject to the indemnification obligations and limitations of Purchaser hereunder; provided, that each Seller Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense and with its own counsel; and provided, further, that (i) if Purchaser elects not to defend any such action or (ii) if a Seller Indemnitee shall reasonably believe that it has defenses not available to Purchaser and if counsel to Seller shall in a written opinion advise that common representation is not appropriate, then such Seller Indemnitee shall be entitled, through counsel of its choice, but at Purchaser’s expense (should indemnification be applicable), to participate in the defense of such action. Neither any Seller Indemnitee nor Purchaser shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.3 Indemnity	for Taxes, Environmental Matters.

(a)    Notwithstanding any limitations of or exceptions stated within Article 2 or in the other provisions of this Article 7, Seller shall indemnify Purchaser Indemnitees from and against any Losses for Taxes based upon or arising out of matters occurring prior to the Closing (even if disclosed). Purchaser shall indemnify Seller from and against all Tax liability related to the Business as conducted by Purchaser based upon or arising from matters following the Closing.

(b)    Notwithstanding any limitations of or exceptions stated within Article 2 or in the other provisions of this Article 7, Seller shall indemnify Purchaser Indemnitees from and against any Losses arising under any Environmental Laws based upon or arising out of acts, omissions, events or conditions which occurred or existed prior to the Closing (even if disclosed). Purchaser shall indemnify Seller from and against all Losses arising under any Environmental Law based upon or arising out of acts, omissions, events or conditions relating to the Business as conducted by Purchaser which first occur following the Closing.

7.4 Survival	of Representations, Warranties and Covenants; Reliance.

(a)    All representations and warranties contained herein or made pursuant hereto shall survive the Closing hereunder until the date that is twenty four (24) months after the Closing Date, except that the representations and warranties in Section 2.16 (Environmental Laws) and 2.17 (Taxes) shall survive the Closing until the expiration of all applicable statutes of limitations. The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration.

(b)    The representations and warranties made by any party in this Agreement or in any agreement, certificate, schedule or exhibit delivered in connection with this Agreement may be fully and completely relied upon by each other party without regard to any investigation made by or on behalf of such other party.

(c)    The covenants of the parties in Sections 4.1, 4.3, 4.4, 4.7, 4.9, 4.10, 4.17 and 4.18 shall survive the Closing.

7.5    Limitations on Indemnification.

(a)    Except as set forth in Section 7.5(b), Seller’s indemnification obligations in Sections 7.1(a)(i) or (ii) shall not exceed an aggregate amount equal to the Purchase Price (the “Cap Amount”).

(b)    Seller’s aggregate indemnification obligations under Sections 7.1(a)(i) and (ii), to the extent such obligations arise from a breach of any of the representations and warranties contained in Section 2.7(a) (Title), Section 2.13 (Intellectual Property) or Section 4.6 (Bulk Sales) shall not, when added to any amounts paid to satisfy indemnification obligations with respect to any other representations and warranties, exceed an aggregate amount equal to three (3) times the Cap Amount. In any event, the aggregate indemnification obligation of Seller under Sections 7.1(a)(i) and (ii) shall not exceed three (3) times the Cap Amount, and the limitation set forth in this Section 7.5(b) shall be inclusive of the limitation set forth in Section 7.5(a), and not in addition to such limitation.

(c)    Notwithstanding the provisions of this Article 7, Seller shall not have any indemnification obligation under this Agreement for any (except Section 7.3) indemnification claims under Sections 7.1(a)(i) and (ii) unless and until the aggregate amount of the Losses of the Purchaser Indemnitee exceeds $25,000 in the aggregate, whereupon Seller shall be liable to indemnify the Purchaser Indemnitee only to the extent that such Losses exceed $25,000.

(d)    The amount payable by a Seller Indemnitee or Purchaser Indemnitee with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the Purchaser Indemnitee or Seller Indemnitee as applicable with respect to the Loss, and each of the Purchaser Indemnitees and Seller Indemnitees hereby agrees to use reasonable efforts to collect any and all insurance proceeds to which either may be entitled in respect of any Loss or to permit Seller or Purchaser to do so if permitted under the applicable insurance policy.

ARTICLE 8

MISCELLANEOUS

8.1    Further Actions.    From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Purchased Assets to Purchaser and its successors and assigns effective as of the Closing (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

8.2    Expenses.    Except as otherwise specifically provided herein, Seller and Purchaser shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

8.3    Entire Agreement.    This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto, and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior arrangements, understandings, agreements, proposals, and related materials with respect thereto, whether written or oral, including, without limitation, the letter of intent among the parties hereto dated August 12, 2002, as amended September 16, 2002.

8.4    Descriptive Headings.    The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.5    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally, (b) sent by registered or certified mail, postage prepaid, (c) sent by overnight courier with a nationally recognized courier or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller:	Clarus Corporation 3970 Johns Creek Court Suwanee, Georgia 30024 Attention: Chief Executive Officer Facsimile: 770-291-8584
with a copy to:	Womble Carlyle Sandridge & Rice, PLLC 1201 West Peachtree Street, Suite 3500 Atlanta, Georgia 30309 Attention: Sharon L. McBrayer Facsimile: 404-870-4825
If to Purchaser:	Epicor Software Corporation 195 Technology Drive Irvine, CA 92618 Attention: General Counsel Facsimile: 949-585-4447
with a copy to:	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, CA 92626-1924 Attention: Peter J. Tennyson Facsimile: 714 979-1921

If sent by mail, notice shall be considered delivered five (5) Business Days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

8.6    Governing Law; Resolution in New York Location.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (other than the choice of law principles thereof). Any dispute arising under this Agreement (but excluding the Non-Competition Agreement or the Escrow Agreement) shall be resolved in the courts of the State of New York.

8.7    Assignability.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that Purchaser may assign to any bank, insurance company or other financial institution providing financing or extending credit to Purchaser any or all of its rights to assert claims against Seller in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement.

8.8    Waivers and Amendments.    Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto. Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

8.9    Third Party Rights.    Notwithstanding any other provision of this Agreement, and except as expressly provided in Section 7.1 or 7.2 hereof or as permitted pursuant to Section 8.7 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of Purchaser or Seller, or any other Person (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

8.10    Public Announcements.    Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall issue any such press release or make any such public statement without the prior approval of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of law.

8.11    Severability.    If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

8.12    Interpretation.    Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

8.13    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The parties hereto agree that for this purpose, facsimile signatures shall be acceptable as originals.

[SIGNATURES ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

“Purchaser”

EPICOR SOFTWARE CORPORATION

By:   ________________________________________

Its: ________________________________________

“Seller”

CLARUS CORPORATION

By:   ________________________________________

Its: ________________________________________

EXHIBIT A

DEFINITIONS

Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

Affiliate:    With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Business Day:    Any day that is not a Saturday, Sunday or a day on which commercial banks in California are required or permitted by law to be closed.

Encumbrance:    Any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

Escrow Agent:    The Escrow Agent under the Escrow Agreement.

Escrow Agreement:    That certain Escrow Agreement between the parties and the Escrow Agent as contemplated by Section 1.2(b) of this Agreement, in the form attached hereto as Exhibit “H”.

GAAP:    Generally accepted accounting principles consistently applied.

Governmental Entity:    Any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

Intellectual Property:    Collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records.

Laws:    Collectively, all laws, statutes, orders, rules and regulations promulgated by any Governmental Entity, other than the laws and regulations of any counties, towns or municipalities, the violation of which would not have a Material Adverse Effect on the Business or the Purchased Assets.

Material Adverse Effect:    A material adverse effect on the business, operations, or condition (financial or otherwise) of the Business.

Other Definitions:    The following terms have the meanings ascribed to them in the Sections noted:

Section
Accounts Receivable	1.1(a)(viii)
Agreement	Preamble
Allocations	1.3
Assumed Liabilities	1.1(c)
Authorizations	1.1(a)(v)
Bill of Sale	5.1(b)(iii)
Business	Recitals
Closing	6.1
Closing Date	6.1
Disclosed Licenses	2.7
Environmental Law	2.16(b)
ERISA Plans	2.14(a)
Excluded Assets	1.1(b)
Excluded Contracts	1.1(b)
Excluded Liabilities	1.1(d)
Financial Statements	2.4(a)
Furniture & Equipment	1.1(a)(vii)
Hazardous Material(s)	2.16(c)
Holdback Amount	1.2(b)
IP Rights	2.13(a)
Inventory	1.1(a)(ix)
Losses	7.1(a)
Plans	2.14(a)
Products	Recital A
Purchase Price	1.2(a)
Purchased Assets	1.1(a)
Purchased Contracts	1.1(a)(iii)
Purchaser	Preamble
Purchaser Indemnitee	7.1(a)
Release	2.16(d)
Retained Employees	2.15
Seller	Preamble
Seller Indemnitee	7.2(a)
Software	2.13(j)
Transition Services Agreement	5.1(b)(ix)
Visa Employees	2.15(h)

Person:    An individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

Source Code means a series of instructions or statements in a high level computer programming or scripting language such as C++, PASCAL, HTML or Visual BASIC that are (i) readable and understandable by humans trained in the applicable computer language and (ii) able to be transformed by an interpreter or compiler into machine-readable, executable code for actual use on a computer system which relates to the Products (other than View (for eProcurement)) which are Purchased Assets.

Subsidiary:    Any entity in which Seller owns more than 50% of the ownership or existing interest.

Tax:    Any and all license and registration fees, taxes (including, without limitation, income, minimum or alternative minimum tax, gross receipts, ad valorem, value added, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, payroll, franchise, transfer, fuel, excess profits, occupational, interest equalization and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.

Appendix B

Opinion of Willamette Management Associates

October 17, 2002
Board of Directors
Clarus Corporation
3970 Johns Creek Court
Suwanee, Georgia 30024

Dear Directors:

We understand that Clarus Corporation (“Clarus”, or the “Company”) has entered into an Asset Purchase Agreement (the “Agreement”) pursuant to which Epicor Software Corporation (“Epicor”, or the “Purchaser”) will acquire substantially all of the Company’s Business (as defined in the Agreement) for a total consideration of $1,000,000 in cash, net to the Company (the “Transaction”). You have supplied us with a draft of the Agreement by and among Epicor and Clarus in substantially the form to be executed by the parties (the “Final Agreement”).

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the stockholders of Clarus.

In the course of our analyses for rendering this opinion, we have:

1.	reviewed the Asset Purchase Agreement;

2.	reviewed Clarus’s Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 through 2002, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002;

3.	reviewed certain operating and financial information provided to us by management relating to Clarus’s business and prospects, including its budget for the year ending December 31, 2002;

4.	met with Clarus’s senior management to discuss its operations, historical financial statements, and future prospects;

5.	visited Clarus’s facilities in Suwanee, Georgia;

6.	reviewed the historical market prices and trading volume of the common stock of Clarus;

7.
reviewed publicly available financial data and stock market performance data of public companies with primary lines of business that we deemed generally comparable to Clarus’s primary lines of business;

8.	reviewed the terms of recent acquisitions of companies and primary lines of business that we deemed generally comparable to Clarus’s primary lines of business; and

9.	conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate for the purposes of this opinion.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from public sources and all the financial and other information provided to us by Clarus or its representatives. We have further relied upon the assurances of the management of Clarus that they are unaware of any facts that would make the information Clarus or its representatives provided to us incomplete or misleading. With respect to the budget and any projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Clarus. We do not express an opinion or any

B-1

other form of assurance on the reasonableness of the underlying assumptions. We have not discovered any material information during the course of our work that would cause us to question these assumptions and assurances.

In arriving at our opinion, we have not performed or obtained any independent appraisal of any tangible assets of Clarus that may be sold in the Transaction. Our opinion is necessarily based on economic, market, financial, and other conditions as they exist on, and on the information made available to us as of, the date of this letter.

Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the stockholders of Clarus.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of Clarus concerning its consideration of the Transaction. Our opinion does not constitute a recommendation to the stockholders of Clarus as to whether or not to vote their shares in favor of the Transaction.

Very truly yours,

WILLAMETTE MANAGEMENT ASSOCIATES

B-2

Appendix C

Proposed Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CLARUS CORPORATION

The undersigned, being the Chief Executive Officer of Clarus Corporation, a Delaware corporation, hereby certifies that:

1.

(a) The name of the Corporation is Clarus Corporation (the “Corporation”).

(b) The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was November 20, 1991.

2.

This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation, as amended, of the Corporation and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Code”), and written notice thereof was given to all stockholders in accordance with Section 222 of the Code.

3.

The Certificate of Incorporation of the Corporation, as restated and amended hereby, shall, upon its filing with the Secretary of State of the State of Delaware, read in its entirety as follows:

Article 1: Name

The name of this Corporation is:

CLARUS CORPORATION.

Article 2: Agent

The name and address in the State of Delaware of this Corporation’s registered office and initial agent for service of process (located in New Castle County) are as follows:

THE CORPORATION TRUST COMPANY
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Article 3: Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Article 4: Share Structure

(a)    This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 105,000,000 shares, of which 100,000,000 shares are Common Stock, $.0001 par value per share, and 5,000,000 shares are Preferred Stock, $.0001 par value per share. The rights and preferences of all outstanding shares of Common Stock shall be identical. The holders of outstanding shares of Common Stock shall have the right to vote on all matters submitted to a vote of the stockholders of the Corporation, on the basis of one vote per share of Common Stock owned.

(b)    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Article 5: Existence

The Corporation shall have perpetual existence.

Article 6: Directors

The number of directors that constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Each director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal pursuant to the Bylaws of the Corporation. Directors need not be residents of the State of Delaware or stockholders of the Corporation.

Article 7: Liability of Directors

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article 8: Indemnification of Directors

The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

Article 9: Balloting at Elections

Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

Article 10: Stockholder Proposals

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Article 11: Amendment of Bylaws

Except as expressly provided therein the Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the Corporation.

Article 12: Corporate Books

The books of the Corporation may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

Article 13: Amendments

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock shall be required to amend, alter, repeal or adopt any provision inconsistent with the provisions of Article 4(b) or Articles 6, 7, 8 or 13 of this Amended and Restated Certificate of Incorporation or adopt any provision electing not to be governed by Section 203 of the Delaware General Corporation Law. Notwithstanding the foregoing, no repeal, alteration or amendment of this Amended and Restated Certificate of Incorporation may be made unless the same is first approved by the affirmative vote of a majority of the Board of Directors of the Corporation then in office.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on the              day of             , 2002.

CLARUS CORPORATION

ATTEST:	By:
STEPHEN P. JEFFERY Chief Executive Officer

JAMES J. MCDEVITT, Secretary

[CORPORATE SEAL]

Appendix D

Proposed Amended and Restated Bylaws

AMENDED AND RESTATED

BY-LAWS

OF

CLARUS CORPORATION

As Amended on              2002

ARTICLE I

Corporate Offices

Section 1.    Principal and Registered Offices.    The principal office of the Corporation shall be located at such place as the Board of Directors may specify from time to time. The registered office of the Corporation shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 2.    Other Offices.    The Corporation may have offices at such other places, either within or without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

Meetings of Stockholders

Section 1.    Place of Meeting.    Meetings of stockholders shall be held at the principal office of the Corporation or at such other place or places, either within or without the State of Delaware, as shall be designated by the Board of Directors. In the absence of any such designation, meetings of stockholders shall be held at the principal executive office of the Corporation.

Section 2.    Annual Meeting.    The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors. At the annual meeting, directors shall be elected and any other proper business may be transacted.

Section 3.    Special Meeting.    A special meeting of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board or the Chief Executive Officer, and shall be called by the Secretary at the written request of, or by resolution adopted by, (a) a majority of the Board of Directors or (b) the holders of a majority of all of the outstanding shares of capital stock of the Corporation entitled to vote at such meeting, in which case, such request shall state the purpose of the proposed meeting.

Section 4.    Notice of Meetings.    Written or printed notice, stating the place, date and hour of the meeting and, in the case of a special meeting, briefly describing the purpose or purposes of the meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting, to each stockholder of record entitled to vote at the meeting. Such notice shall be given either personally or by first-class mail or by telegraphic or other written communication. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the stockholder at the address of such stockholder appearing on the books of the Corporation or given by the stockholder to the Corporation for the purpose of notice. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

Section 5.    Proxies.    Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the General Corporation Law of the State of Delaware (or any successor statute).

Section 6.    Quorum.    Except as otherwise provided by law, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at such meeting. In the absence of a quorum, the chairman of the meeting shall have the power to adjourn the meeting in accordance with Article II, Section 7, of these by-laws. If a quorum is initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting a quorum for that meeting.

Section 7.    Adjourned Meeting.    When a meeting is adjourned to another time and place, unless these by-laws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8.    Voting of Shares.    Each outstanding share of voting capital stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders, except as otherwise provided in the Certificate of Incorporation of the Corporation. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation or these by-laws, if a quorum is present (a) directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors and (b) the affirmative vote of the holders of a majority of shares of capital stock of the Corporation present in person or by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders of the Corporation in all matters other than the election of directors.

Section 9.    Stockholder Nominations and Proposals.    Nominations for election as a director and proposals for stockholder action may be made only by stockholders of the Corporation of record at the time of the giving of notice provided for herein and shall be made in writing and shall be delivered or mailed to the Secretary of the Corporation (a) in the case of an annual meeting of stockholders that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than sixty (60) days nor more than ninety (90) days prior to such anniversary date and (b) in the case of an annual meeting of stockholders that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Such notification shall contain a written statement of the stockholder’s proposal and of the reasons therefor, his name and address and number of shares owned, and, in the case of the nomination of a director, nominations shall contain the following information to the extent known by the notifying stockholder: (i) the name, age and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the nominee’s qualifications to serve as a director; (iv) such other information relating to such nominee as required to be disclosed in solicitation of proxies for the election of directors pursuant to the rules and regulations of the Securities and Exchange Commission; (v) the name and residence address of the notifying stockholder; and (vi) the number of shares owned by the notifying stockholder, and shall be accompanied by the nominee’s written consent to being named a nominee and serving as a director if elected. A stockholder making any proposal shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended. Nominations or proposals not made in accordance herewith may be disregarded by the chairman of the meeting in his discretion, and upon his instructions all votes cast for each such nominee or for such proposal may be disregarded.

Section 10.     Action Without Meeting.    Any action which the stockholders could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed, before or after such action, by all the stockholders who would be entitled to vote upon the action at a meeting. The consent shall be delivered to the Corporation for inclusion in the minutes or filing with the corporate records. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any person seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Corporation, request the board of directors to fix a record date. The board of directors shall promptly, but in all events within ten days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the board of directors within ten days of the date on which such a request was received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by applicable law, shall be the first date on (after the ten-day period) which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of stockholders meetings are recorded, to the attention of the Secretary of the Corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the board of directors adopts the resolution taking such prior action. If by law, the Corporation is required to give its nonvoting stockholders written notice of the proposed action, it shall do so at least ten (10) days before the action is taken, and such notice must contain or be accompanied by the same material that would have been required by law to be sent to nonvoting stockholders in a notice of meeting at which the proposed action would have been submitted to the stockholders for action.

Section 11.    Record Date for Stockholder Notice.    The Board of Directors may fix a date as the record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders. Such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not be more than sixty (60) days or less than ten (10) days prior to the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 12.    List of Stockholders.    It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of the stock records, either directly or through a transfer agent appointed by the Board of Directors, to prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 13.    Inspectors of Elections.

(a)    Appointment of Inspectors of Election.    In advance of any meeting of stockholders, the Board of Directors may appoint one or more persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, the chairman of any such meeting may, and on the request of any stockholder or his proxy shall, appoint inspectors of election at the meeting. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors in advance of the meeting, or at the meeting by the person acting as chairman.

(b)    Duties of Inspectors.    The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies and ballots, receive votes, ballots or consents, count and tabulate all votes and ballots, determine the results, retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, certify their determination of the number of shares represented at the meeting and their count of all votes and ballots, and do such acts as may be proper to conduct the election or vote with fairness to all stockholders. The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical.

(c)    Vote of Inspectors.    If there are more than one inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

(d)    Report of Inspectors.    On request of the chairman of the meeting or of any stockholder or his proxy, the inspectors shall make a report in writing of any challenge or question or matter determined by them and execute a certificate of any fact found by them. Any report or certificate made by them is prima facie evidence of the facts stated herein.

ARTICLE III

Board of Directors

Section 1.    General Powers.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by law, the Certificate of Incorporation of the Corporation or these by-laws.

Section 2.    Number, Term and Qualification.    The Board of Directors of the Corporation shall consist of at least three (3) but not more than seven (7) members, which number shall be determined, from time to time, by resolution adopted by the Board of Directors. The directors shall be elected annually, at a meeting of the stockholders by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors. Each director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal pursuant to these by-laws. Directors need not be residents of the State of Delaware or stockholders of the Corporation.

Section 3.    Removal.    Except as provided in the Certificate of Incorporation or under applicable law, directors may be removed from office only with cause by a vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 4.    Resignation.    Any director of the Corporation may resign at any time by giving written notice to the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall be effective upon the giving of such notice or at such later time as shall be specified therein. The acceptance of such resignation shall not be necessary to make it effective.

Section 5.    Vacancies.    Any vacancies occurring on the Board of Directors for any reason (including death, resignation, disqualification, removal or other causes) and any newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. Notwithstanding the immediately preceding sentence, the Board of Directors may by resolution determine that any such vacancies or newly created directorships shall be filled by the stockholders of the Corporation. Any director elected in accordance with the foregoing provisions shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier resignation or removal pursuant to these by-laws.

Section 6.    Compensation.    Directors and members of committees may receive such compensation, if any, for their services as such and may be reimbursed for expenses of attendance at meetings of the Board of a committee as may be fixed or determined by resolution of the Board of Directors. Any director may serve the Corporation in any other capacity and receive compensation therefor.

ARTICLE IV

Meetings of Directors

Section 1.    Annual Meetings.    The annual meeting of the Board of Directors for the purpose of electing officers and transacting such other business as may be brought before the meeting shall be held immediately following the annual meeting of the stockholders at the place where such meeting is held. Notice of annual meetings shall not be required.

Section 2.    Regular Meetings.    The Board of Directors may by resolution provide for the holding of regular meetings of the Board on specified dates and at specified times. If any date for which a regular meeting is scheduled shall be a legal holiday, the meeting shall be held on the next business day that is not a legal holiday. Regular meetings of the Board of Directors shall be held at the principal executive office of the Corporation or at such other place as may be determined by resolution of the Board of Directors. Notice of regular meetings shall not be required.

Section 3.    Special Meetings.    Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer, the Secretary or a majority of the number of directors constituting the full Board of Directors. Such meetings shall be held at the time and place designated in the notice of the meeting.

Section 4.    Notice of Special Meetings.    Notice of the time and place of special meetings shall be given to each director (a) in a writing mailed not less than five days before such meeting addressed to the residence or usual place of business of a director, (b) by telecopy or telegram sent not less than two days before such meeting to the residence or usual place of business of a director or (c) in person or by telephone delivered not less than one day before such meeting. Attendance by a director at a meeting for which notice is required shall constitute a waiver of notice, except where a director attends the meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called. Except as otherwise herein provided, neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice of such meeting.

Section 5.    Quorum.    A majority of the number of directors fixed from time to time by the Board of Directors shall constitute a quorum for the transaction of business at a meeting of the Board of Directors. If a quorum is initially present, the Board of Directors may continue to transact business, notwithstanding the withdrawal of enough directors to leave less than a quorum, if any action taken is approved by a majority of the directors initially constituting a quorum for that meeting.

Section 6.    Adjourned Meeting.    A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting of the Board of Directors to another time and place. Notice of the time and place of holding an adjourned meeting of the Board of Directors need not be given unless the meeting is adjourned for more than forty-eight (48) hours. If the meeting is adjourned for more than forty-eight (48) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Article IV, Section 4 of these by-laws, to the directors who were not present at the time of the adjournment.

Section 7.    Manner of Acting.    Except as otherwise provided by law, these by-laws or the Certificate of Incorporation of the Corporation, the act of the majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors.

Section 8.    Action Without Meeting.    Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors, whether done before or after the action is taken. Such unanimous written consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any articles, certificates or documents filed with the Secretary of State of Delaware, or any other state wherein the Corporation may do business.

Section 9.    Meeting by Use of Conference Telephone.    Any one or more directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications device which allows all persons participating in the meeting to hear each other, and such participation in a meeting shall be deemed presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE V

Committees

Section 1.    Designation of Committees.    The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in these by-laws or in the resolution of the Board of Directors establishing the same, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; provided, however, that no such committee shall have the power or authority to (a) amend the Certificate of Incorporation of the Corporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law of the State of Delaware, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), (b) adopt an agreement of merger or consolidation under Sections 251, 252, 254 through 258, 263 or 264 of the General Corporation Law of the State of Delaware, (c) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (d) recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution or (e) amend these by-laws; and, unless the resolution, these by-laws or the Certificate of Incorporation of the Corporation expressly so provides, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. Such committees or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2.    Minutes.    Each committee shall keep minutes of its proceedings and shall report thereon to the Board of Directors when required.

Section 3.    Meetings and Action of Committees.    Meetings and actions of committees shall be governed by, and held in accordance with, the following provisions of Article IV of these by-laws: Section 2 (regular meetings), Section 3 (special meetings), Section 4 (notice of special meetings), Section 5 (quorum), Section 6 (adjourned meeting), Section 7 (manner of acting), Section 8 (action without meeting) and Section 9 (meeting by use of conference telephone), with such changes in the context of such by-laws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors, and that notice of special meetings of committees shall also be given to all alternative members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the governance of any committee not inconsistent with the provisions of these by-laws.

ARTICLE VI

Officers

Section 1.    Titles.    The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, and a Treasurer. The Board of Directors may also elect a Controller and one or more Vice Presidents and Assistant Secretaries, Assistant Treasurers and such other officers as it shall deem necessary. Except as otherwise provided in these by-laws, the additional officers shall have the authority and perform the duties as from time to time may be prescribed by the Board of Directors. Any two or more offices may be held by the same individual, but no officer may act in more than one capacity where action of two or more officers is required.

Section 2.    Election and Term.    The officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board held each year immediately following the annual meeting of the stockholders, and each officer shall hold office until the next annual meeting at which officers are to be elected and until his successor is elected and qualified, or until his earlier resignation or removal pursuant to these by-laws.

Section 3.    Removal.    Any officer or agent elected or appointed by the Board of Directors may be removed, with or without cause, by the Board of Directors, but removal shall be without prejudice to any contract rights of the individual removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4.    Resignation.    Any officer of the Corporation may resign at any time by giving written notice to the Corporation. Such resignation shall be effective upon the giving of such notice or at such later time as shall be specified therein. The acceptance of such resignation shall not be necessary to make it effective.

Section 5.    Vacancies.    Any vacancies among the officers for any reason (including death, resignation, disqualification, removal or other causes) may be filled by the Board of Directors in the manner prescribed in these by-laws for regular elections to that office.

Section 6.    Compensation.    The compensation of the officers shall be fixed by or under the direction of the Board of Directors. No officer shall be prevented from receiving such compensation by reason of the fact that such officer is also a director of the Corporation.

Section 7.    Chairman of the Board.    The Chairman of the Board of Directors shall preside at meetings of the Board of Directors. The Chairman of the Board may but need not be an employee of the Corporation. If not elected Chief Executive Officer, the Chairman of the Board shall have such other authority and shall perform such other duties as may from time to time be conferred upon him herein or by the Chief Executive Officer.

Section 8.    Chief Executive Officer.    The Chief Executive Officer shall have general charge of the business and affairs of the Corporation, shall have final decision-making authority in the conduct of all business affairs of the Corporation, and shall preside at meetings of the stockholders. The Chief Executive Officer may perform such acts, not inconsistent with the applicable law or the provisions of these by-laws, usually performed by the principal executive officer of a corporation and may sign and execute all authorized notes, bonds, contracts and other obligations in the name of the Corporation. The Chief Executive Officer shall have such other powers and perform such other duties as the Board of Directors shall designate or as may be provided by applicable law or elsewhere in these by-laws.

Section 9.    President.    The President shall have responsibility for the day-to-day operations of the business of the Corporation and shall report to the Chief Executive Officer. The President may perform such acts, not inconsistent with the applicable law or the provisions of these by-laws, usually performed by the chief operating officer of a corporation and may sign and execute all authorized notes, bonds, contracts and other obligations in the name of the Corporation. The President shall have such other powers and perform such other duties as the Board of Directors shall designate or as may be provided by applicable law or elsewhere in these by-laws, and in the event of the disability or death of the Chief Executive Officer, he shall perform the duties of the Chief Executive Officer unless and until a new Chief Executive Officer is elected by the directors.

Section 10.    Chief Financial Officer.    The Chief Financial Officer of the Corporation shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director for a purpose reasonably related to his position as a director. The Chief Financial Officer shall render to the Chief Executive Officer and Board of Directors, whenever they may request it, an account of the transactions of the Corporation and of the financial condition of the Corporation. The Chief Financial Officer shall have such other powers and perform such other duties as the Board of Directors shall designate or as may be provided by applicable law or elsewhere in these by-laws.

Section 11.    Vice Presidents.    Each Vice President shall have such powers and perform such duties as shall be assigned to him by the Board of Directors.

Section 12.    Secretary.    The Secretary shall keep, or cause to be kept, accurate records of the acts and proceedings of all meetings of stockholders and of the Board of Directors and shall give all notices required by law and by these by-laws. The Secretary shall have general charge of the corporate books and records and of the corporate seal and shall affix the corporate seal to any lawfully executed instrument requiring it. The Secretary shall have general charge of the stock transfer books of the Corporation and shall keep, or cause to be kept, at the principal office of the Corporation a record of stockholders, showing the name and address of each stockholder and the number and class of the shares held by each stockholder. The Secretary shall sign such instruments as may require the signature of the Secretary, and in general may perform such acts, not inconsistent with the applicable law or the provisions of these by-laws, usually performed by the secretary of a corporation. The Secretary shall have such other powers and perform such other duties as the Board of Directors shall designate from time to time.

Section 13.    Assistant Secretaries.    Each Assistant Secretary shall have such powers and perform such duties as may be assigned by the Board of Directors, and the Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability to act.

Section 14.    Treasurer.    The Treasurer shall have the custody of the corporate funds and securities and shall keep and maintain, or cause to be kept and maintained, full and accurate accounts of receipts and disbursements. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse funds of the Corporation as may be ordered by the Board of Directors, the Chief Executive Officer or the President, taking proper vouchers for such disbursements. The Treasurer shall also have such powers and perform such duties incident to the office as may be assigned from time to time by the Board of Directors.

Section 15.    Assistant Treasurers.    Each Assistant Treasurer shall have such powers and perform such duties as may be assigned by the Board of Directors, and the Assistant Treasurers shall exercise the powers of the Treasurer during that officer’s absence or inability to act.

Section 16.    Controller and Assistant Controllers.    The Controller shall have charge of the accounting affairs of the Corporation and shall have such other powers and perform such other duties as the Board of Directors shall designate. The Controller shall report to the Chief Financial Officer. Each Assistant Controller shall have such powers and perform such duties as may be assigned by the Board of Directors, and the Assistant Controllers shall exercise the powers of the Controller during that officer’s absence or inability to act.

Section 17.    Voting Upon Stocks.    Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the Corporation to attend, act and vote at meetings of the stockholders of any Corporation in which this Corporation may hold stock, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such stock and which, as the owner, the Corporation might have possessed and exercised. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

ARTICLE VII

Capital Stock

Section 1.    Certificates.    Certificates for shares of the capital stock of the Corporation shall be in such form not inconsistent with the certificate of incorporation of the Corporation as shall be approved by the Board of Directors. The certificates shall be consecutively numbered or otherwise identified. The name and address of the persons to whom they are issued, with the number of shares and date of issue, shall be entered on the stock transfer records of the Corporation. Each certificate shall be signed by the Chief Executive Officer or President and by the Secretary or any Assistant Secretary; provided, that where a certificate is signed by a transfer agent of the Corporation, the signatures of such officers of the Corporation upon the certificate may be by facsimile, engraved or printed. Each certificate shall be sealed with the seal of the Corporation or a facsimile thereof.

Section 2.    Transfer of Shares.    Transfer of record of shares of stock of the Corporation shall be made on the stock transfer books of the Corporation only upon surrender of the certificate for the shares sought to be transferred by the record holder or by a duly authorized agent, transferee or legal representative. All certificates surrendered for transfer shall be cancelled before new certificates for the transferred shares shall be issued.

Section 3.    Restrictions on Transfer of Shares.    The Corporation shall have the power to enter into and perform any agreement with any stockholders of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of the State of Delaware.

Section 4.    Transfer Agent and Registrar.    The Board of Directors may appoint one or more transfer agents and one or more registrars of transfers and may require all stock certificates to be signed or countersigned by the transfer agent and registered by the registrar of transfers.

Section 5.    Regulations.    The Board of Directors shall have power and authority to make rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of capital stock of the Corporation.

Section 6.    Lost Certificates.    The Board of Directors may authorize the issuance of a new certificate in place of a certificate claimed to have been lost or destroyed, upon receipt of an affidavit from the person explaining the loss or destruction. When authorizing issuance of a new certificate, the Board of Directors may require the claimant to give the Corporation a bond in a sum as it may direct to indemnify the Corporation against loss from any claim with respect to the certificate claimed to have been lost or destroyed; or the Board of Directors may, by resolution reciting that the circumstances justify such action, authorize the issuance of the new certificate without requiring a bond.

ARTICLE VIII

General Provisions

Section 1.    Dividends.    The Board of Directors may from time to time declare, and the Corporation may pay, dividends out of its earned surplus on its outstanding shares in the manner and upon the terms and conditions provided by law.

Section 2.    Record Date for Purposes Other Than Stockholder Notice.    The Board of Directors may fix a date as the record date for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date upon which the resolution fixing the record date is adopted and shall not be more than sixty (60) days prior to such action. If no record date is fixed by the Board of Directors, the record date for determining stockholders for any such purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating thereto.

Section 3.    Seal.    The seal of the Corporation shall have inscribed thereon the name of the Corporation and “Delaware” around the perimeter, and the words “Corporate Seal” in the center.

Section 4.    Waiver of Notice.    Whenever notice is required to be given to a stockholder, director or other person under the provisions of these by-laws, the certificate of incorporation of the Corporation or by applicable law, a waiver in writing signed by the person or persons entitled to the notice, whether before or after the time stated in the notice, shall be equivalent to giving the notice.

Section 5.    Depositories and Checks.    All funds of the Corporation shall be deposited in the name of the Corporation in such bank, banks or other financial institutions as the Board of Directors may from time to time designate and shall be drawn out on checks, drafts or other orders signed on behalf of the Corporation by such person or persons as the Board of Directors may from time to time designate.

Section 6.    Bond.    The Board of Directors may by resolution require any or all officers, agents and employees of the Corporation to give bond to the Corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with such other conditions as may from time to time be required by the Board.

Section 7.    Loans to Officers.    The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in these by-laws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 8.    Fiscal Year.    The fiscal year of the Corporation shall be the period ending on December 31 of each year or such other period as the Board of Directors shall from time to time determine.

Section 9.    Indemnification of Directors and Officers.

(a)    Right to Indemnification.    The Corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Corporation. For purposes of the foregoing provisions, a “director” or “officer” of the Corporation shall mean any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or (c) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation. The Corporation shall be required to indemnify a director or officer in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit or proceeding (or part thereof) by the director or officer was authorized by the Board of Directors of the Corporation. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a director or officer of the Corporation entitled to indemnification hereunder in defending any action, suit or proceeding referred to in the immediately preceding paragraph in advance of its final disposition; provided, however, that payment of expenses incurred by a director or officer of the Corporation in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under this Article VIII, Section 9 or otherwise. Any repeal or modification of the foregoing provisions of these by-laws shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

(b)    Right of Indemnitee to Bring Suit.    If a claim under paragraph (a) of this Section is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the person claiming indemnification may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a person claiming indemnification to enforce a right to indemnification hereunder (but not in a suit brought by any such person to enforce a right to an advancement of expenses), it shall be a defense that such person has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that such person has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of any such suit that indemnification is proper in the circumstances because the person claiming indemnification has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by a person claiming indemnification, be a defense to such suit. In any suit brought by a person claiming indemnification to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that such person is not entitled to be indemnified or to such advancement of expenses under this Section or otherwise shall be on the Corporation.

(c)    Non-Exclusivity of Rights.    The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the certificate of incorporation of the Corporation, these by-laws, by agreement, by vote of stockholders or disinterested directors or otherwise.

(d)    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss under the General Corporation Law of the State of Delaware.

(e)    Indemnification of Agents of the Corporation.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 10.    Amendments.    Except as otherwise provided herein, these by-laws may be amended or repealed and new by-laws may be adopted by the affirmative vote of the holders of a majority of the capital stock issued and outstanding and entitled to vote at any meeting of stockholders or by resolution adopted by the affirmative vote of not less than a majority of the number of directors of the Corporation. The provisions of Article II-Section 9, Article III-Section 2, Article VIII-Section 9, and this Article VIII-Section 10 may only be altered, amended or repealed by the affirmative vote of the holders of at least two-thirds (b) of the outstanding shares of Common Stock.

FORM OF PROXY

CLARUS CORPORATION
SPECIAL MEETING OF STOCKHOLDERS
DECEMBER 6, 2002
Proxy

This proxy is solicited on behalf of our Board of Directors. The undersigned hereby constitutes and appoints Stephen P. Jeffery and James J. McDevitt and each of them, as the true and lawful attorneys and proxies for the undersigned, to act and vote all of the undersigned’s capital stock of Clarus Corporation, a Delaware corporation, at the Special Meeting of Stockholders to be held at our executive offices at 3970 Johns Creek Court, Suwanee, Georgia 30024, at 8:30 a.m. local time on Friday, December 6, 2002, and at any and all adjournments thereof, for the purposes of considering and acting upon the matters proposed by Clarus Corporation that are identified below. This proxy when properly executed will be voted in accordance with the specifications made herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the proposals.

1.    PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF CLARUS CORPORATION’S ELECTRONIC COMMERCE BUSINESS.

FOR  ☐            AGAINST  ☐            ABSTAIN  ☐

The Board of Directors recommends a vote “FOR” the above listed proposal.

2.    PROPOSAL TO ADOPT AND APPROVE CLARUS CORPORATION’S PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND PROPOSED AMENDED AND RESTATED BYLAWS TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS INTO THREE DIFFERENT CLASSES.

FOR  ☐            AGAINST  ☐            ABSTAIN  ☐

The Board of Directors recommends a vote “FOR” the above listed proposal.

3.    PROPOSAL TO APPROVE THE REIMBURSEMENT OF EXPENSES INCURRED BY WARREN B. KANDERS FOR HIMSELF, BURTT R. EHRLICH AND NICHOLAS SOKOLOW IN CONNECTION WITH THEIR SUCCESSFUL SOLICITATION OF PROXIES.

FOR  ☐            AGAINST  ☐            ABSTAIN  ☐

The Board of Directors recommends a vote “FOR” the above listed proposal.

FOLD AND DETACH HERE

In their discretion, the proxies are authorized to vote on such other business as may properly come before the Special Meeting or adjournment(s), including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the undersigned be present and elect to vote at the Special Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Company of his or her decision to terminate this proxy.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Special Meeting and a Proxy Statement dated November 8, 2002.

Dated:             , 2002

Signature of Stockholder	Signature of Stockholder

Print Name of Stockholder	Print Name of Stockholder

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.